Execution Copy

Power Purchase and Sale Agreement

between

EUGENE WATER & ELECTRIC BOARD

and

U.S. GEOTHERMAL INC.

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EXHIBITS

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     This Power Purchase and Sale Agreement (“Agreement”) is executed as of February __, 2008 (the “Effective Date”), by and between the Eugene Water & Electric Board, a municipal utility organized and existing under the laws of the State of Oregon (“Purchaser”), and U.S. Geothermal Inc., a corporation organized and existing under the laws of the State of Idaho (“Seller”). Both Purchaser and Seller are sometimes referred to herein individually as “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Purchaser is authorized under Oregon law to purchase electrical energy and capacity for its own use or for resale within or without its service territory; and

WHEREAS, Seller is an energy project developer that owns and leases land and geothermal rights located within or adjacent to the Raft River Known Geothermal Resource Area in Cassia County, Idaho; and

WHEREAS, Seller plans to finance, construct, own, operate and maintain the Unit 2 Geothermal Power Plant at the Raft River Known Geothermal Resource Area, the net generating capacity of which is expected to be approximately thirteen (13) MW, although the actual capacity will be determined based on engineering process conditions and the availability of geothermal energy; and

WHEREAS, the net output of Unit 1 Geothermal Power Plant, which is expected to average an annual amount of approximately thirteen (13) aMWs, is under contract to Idaho Power; and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, energy generated from Unit 2, as well as Environmental Attributes associated with such energy.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE 1
Definitions and Rules of Construction

     1.1 Rules of Construction.

     The capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in Prudent Electrical Practice. Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:

                 (a) The masculine shall include the feminine and neuter.

                 (b) References to “Articles,” “Sections,” or “Exhibits” shall be to articles, sections, or exhibits of this Agreement.

                 (c) The Exhibits attached hereto are incorporated in and are intended to be a part of this Agreement; provided, that in the event of a conflict between the terms of any Exhibit and the terms of this Agreement, the terms of this Agreement shall take precedence.

                 (d) This Agreement was negotiated and prepared by both Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

                 (e) The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement. Unless expressly provided otherwise in this Agreement, (i) where the Agreement requires the consent, approval, or similar action by a Party, such consent, approval or similar action shall not be unreasonably withheld, conditioned or delayed, and (ii) wherever the Agreement gives a Party a right to determine, require, specify or take similar action with respect to a matter, such determination, requirement, specification or similar action shall be reasonable.

                 (f) Each reference in this Agreement to any agreement or document or a portion or provision thereof shall be construed as a reference to the relevant agreement or document as amended, supplemented or otherwise modified from time to time.

                 (g) Each reference in this Agreement to applicable laws and to terms defined in, and other provisions of, applicable laws shall be a reference to the same (or a successor to the same) as amended, supplemented or otherwise modified from time to time.

                 (h) Each reference in this Agreement to a Person includes its successors and permitted assigns and, in the case of a Governmental Authority, any Person succeeding to its functions and capacities.

                 (i) In this Agreement, the words “include,” “includes” and “including” are to be construed as being at all times followed by the words “without limitation.”

       1.2 Definitions.

       “AAA” shall have the meaning set forth in Section 16.2.

     “Affiliate” of any named Person or entity shall mean any other Person or entity that controls, is under the control of, or is under common control with, the named entity. The term "control" (including the terms "controls," "under the control of" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management of the policies of a Person or entity, whether through ownership interest, by contract or otherwise.

     “Agreement” shall mean this Power Purchase and Sale Agreement executed between the Parties, including any exhibits and any such revisions as may be agreed to in writing and signed by both Parties.

      “aMW” shall mean the average megawatts of output over a stated period of time.

       “Arbitrator” shall have the meaning set forth in Section 16.3.

       “BPA” shall mean the Bonneville Power Administration.

       “Business Day” shall mean any calendar day that is not a Saturday, a Sunday, or a NERC Holiday.

       “Cash” shall have the meaning set forth in Section 10.4(b) .

       “Commercial Operation Date” or “COD” shall be the day beginning at 0000 hours Pacific Prevailing Time following the day on which all the requirements of Section 3.3 have been met, and on which deliveries of the Entire Exchange Resource Output begins and the deliveries of Net Test Energy terminate.

       “Commercial Operation Tests” shall be the tests as delineated in Exhibit E.

       “Contract Month” shall mean a period beginning at 0000 hours Pacific Prevailing Time on the first day of a calendar month and ending at 2400 hours Pacific Prevailing Time on the last day of the same calendar month, except that the first Contract Month shall begin at 0000 hours on the Commercial Operation Date.

      “Design Annual Geothermal Energy Requirement” shall be the flowrate and temperature requirements of each Permitted Use for each remaining year of the Term. For all Permitted Uses in service at the time of the analysis performed pursuant to Section 3.1, the Design Annual Geothermal Energy Requirement shall be the actual design conditions of the Permitted Use as constructed. For all other Permitted Uses, the Design Annual Geothermal Energy Requirement shall be the lesser of (i) the assumed conditions of the initial reservoir engineer’s analysis for such Permitted Use, whether conducted under Section 3.1 or Section 4.5(b) or (ii) the actual design conditions of the Permitted Use as constructed.

      “Dispute” shall have the meaning set forth in Section 16.1.

      “Effective Date” shall have the meaning set forth in the Preamble.

      “Electric Metering Device(s)” means all meters, metering equipment, and data processing equipment used to measure, record, or transmit data relating to the Entire Exchange Resource Output.

     “Entire Exchange Resource Output” shall mean (a) the entire generation of the Exchange Resource on each hour less house station service and injection pump load, unless electric service for Seller’s loads are increased pursuant to Section 5(c) of the Exchange Agreement, plus (b) an amount of energy equal to all electric energy Purchaser is entitled to receive pursuant to Sections 4(a) and 5(e) of the Exchange Agreement during any period of redispatch of the Exchange Resource.

     “Entire Exchange Resource Output Contract Rate” shall have the meaning set out in Section 5.1 and Exhibit B.

     “Environmental Attributes” shall mean (a) any and all current or future credits, benefits, emissions reductions, environmental air quality credits, emissions reduction credits, offsets and allowances, howsoever entitled, resulting from the avoidance of the emission of any gas, chemical or other substance directly associated with the generation of the Entire Exchange Resource Output delivered to Purchaser during the Term; (b) any green tags, green certificates, energy credits, renewable energy certificates and tradable renewable certificates directly associated with the Entire Exchange Resource Output produced during the Term; and (c) any of the same arising out of legislation implementing the United Nations Framework Convention on Climate Change (the “UNFCCC”), the Kyoto Protocol to the UNFCCC, or any subsequent action taken by any international organization, or crediting of “early action” emissions reduction, or laws or regulations involving or administered by the Clean Air Markets Division of the Environmental Protection Agency or successor administrator, or any state or federal entity given jurisdiction over a program involving the transferability of Environmental Attributes, and any green tag or certificate reporting rights to such Environmental Attributes, directly associated with the Entire Exchange Resource Output produced during the Term. “Environmental Attributes” does not mean or include (i) Production Tax Credits, and any other federal or state tax credits, deductions, or exemptions applicable to Seller based on its ownership or operation of the Project or on the production and sale of the Entire Exchange Resource Output, or (ii) payments or outright grants of money relating to the ownership, development, construction, expansion, operation, or the maintenance or financing of the Project, or the production of the Entire Exchange Resource Output.

     “Environmental Attributes Contract Rate” shall have the meaning set out in Section 5.1 and Exhibit B.

     “Exchange Agreement” shall mean that Firm Exchange Power Agreement among the BPA, Purchaser, and Seller, BPA Contract No. 06PB-11768, as such agreement may be amended from time to time.

     “Event of Default” shall have the meaning set forth in Sections 12.1 and 12.3.

     “Exchange Resource” shall mean Unit 2 as identified in Exhibit A, as such exhibit may be modified by agreement of the Parties from time to time.

     “FERC” shall mean the Federal Energy Regulatory Commission.

     “Financing Documents” shall mean the loan and credit agreements, notes, bonds, indentures, security agreements, lease financing agreements, mortgages, deeds of trust, interest rate exchanges, swap agreements and other documents relating to the development, bridge, construction and/or permanent debt financing for the Exchange Resource or other assets of Seller, including any credit enhancement, credit support, working capital financing, or refinancing documents, and any and all amendments, modifications, or supplements to the foregoing that may be entered into from time to time at the discretion of Seller in connection with development, construction, ownership, leasing, operation or maintenance of the financed assets.

     “Force Majeure” shall mean any event, cause or condition beyond a Party’s reasonable control (such causes or conditions include but are not limited to: fire, flood, earthquake, wind, drought and other acts of the elements; court order and act or failure to act of civil, military or governmental authority; strike, lockout and other labor dispute (even if such difficulties could be resolved by conceding to the demands of a labor group); riot, insurrection, sabotage and war; plant protective relay trips; and any act or omission of any Person or entity other than such Party and such Party’s contractors or suppliers of any tier or anyone acting on behalf of such Party) that prevents or delays the Party claiming the Force Majeure from performing its obligations under this Agreement; provided however, that any Party claiming a Force Majeure shall be entitled to a delay only to the extent, despite the exercise of due diligence, it is unable to overcome the Force Majeure event; provided, however, that Force Majeure does not include (i) changes in market conditions that affect the cost of Purchaser’s or Seller’s supplies, or that affect demand or price for any of Purchaser’s or Seller's products, or (ii) the inability for any reason to pay amounts hereunder when due.

     “Forced Outage” shall mean any physical condition at the Exchange Resource or its supporting facilities that requires immediate removal of the Exchange Resource, or some part thereof, from service; provided, however, that Forced Outage does not include (i) changes in market conditions that affect the cost of Purchaser’s or Seller’s supplies, or that affect demand or price for any of Purchaser’s or Seller's products, or (ii) the inability for any reason to pay amounts hereunder when due.

    “Geothermal Land Properties” shall mean those properties set out in Exhibit F.

     “Geothermal Power Plant” shall mean one Ormat, air- or water-cooled, closed-loop, organic Rankine-cycle geothermal generating unit, or a similar system by another supplier.

     “Geothermal Resource” shall mean the active geothermal reservoir underlying all properties on which geothermal development could occur in the vicinity of Unit 1 and Unit 2 and that are hydraulically connected with the geothermal resources underlying the Geothermal Land Properties.

     “Governmental Authority” shall mean any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, or any court or governmental tribunal.

     “Idaho Power” shall mean the Idaho Power Co.

     “Metering Point” shall mean the electrical meter(s) at the 34.5 kV side of the Exchange Resource transformer(s).

     “Monthly Payment” shall mean the amount Purchaser is obligated to pay Seller for the Entire Exchange Resource Output actually delivered to the Point of Delivery, and for the related Environmental Attributes, in a given Contract Month.

     “Moody’s” shall mean Moody’s Investor Services, Inc. or its successor.

     “MW” shall mean megawatt, an amount of power equal to one thousand (1,000) kilowatts or one million (1,000,000) watts.

     “MWh” shall mean megawatt-hours, an amount of energy equal to one thousand (1,000) kilowatt-hours or one million (1,000,000) watt-hours.

     “NERC” shall mean the North American Electric Reliability Council.

     “NERC Holiday” shall mean every day other than a Saturday or Sunday that the NERC declares to be a holiday for power scheduling purposes.

     “Net Test Energy” shall mean the net electrical generation of the Exchange Resource in each hour prior to the Commercial Operation Date.

     “NRSRO” shall mean a Nationally Recognized Statistical Rating Organization.

     “Pacific Prevailing Time” shall mean either Pacific Standard Time or Pacific Daylight Saving Time, whichever is in effect at the relevant time.

     “Party Representative” shall have the meaning set out in Section 16.1.

     “Permitted Uses” shall mean (A) Unit 1, (B) all direct geothermal uses (but excluding electric generation uses other than Unit 1) committed to or existing on the Geothermal Land Properties prior to the confirmation of sufficient Geothermal Resource under Section 3.1, (C) the geothermal energy used by the Exchange Resource under this Agreement, and (D) such other uses as are permitted by Section 4.5.

     “Person” shall mean any party not a Party to this Agreement, including any such individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental body.

     “Point of Delivery” shall mean the point of receipt at the Bridge Substation where the facilities of RREC interconnect with the BPA transmission system. The Point of Delivery under this Agreement corresponds to the BPA point of receipt (POR-BPA PS) under the Exchange Agreement.

     “Procedures” shall have the meaning set out in Section 16.2.

     “Production Tax Credits” shall also be referred to herein as “PTC,” and shall mean tax credits applicable to electricity produced from certain renewable resources pursuant to 26 U.S.C. § 45, or any substantially equivalent federal tax credits applicable to Seller based on its ownership or operation of the Project or on the production and sale of energy from the Project to the Purchaser.

     “Project” shall mean the Unit 1, Unit 2, and Unit 3 Geothermal Power Plants at the Raft River Known Geothermal Resource Area in Cassia County, Idaho, along with all associated facilities needed for operation of the Project.

     “Project Debt” shall mean the obligations of Seller to any lender or financing lessor(s) pursuant to the Financing Documents, including principal of, premium and interest on indebtedness; fees, expenses or penalties; amounts due upon acceleration, prepayment or restructuring; swap or interest rate hedging breakage costs; and any claims or interest due with respect to any of the foregoing.

      “Project Lender” shall mean, collectively, any lender(s) providing any Project Debt.

     “Prudent Electrical Practice” shall mean the practices, methods, standards and equipment, as changed from time to time, that are commonly and lawfully used in prudent electrical engineering and operation of equipment similar to the Project, taking into consideration (1) safety; (2) dependability; (3) efficiency; (4) economy; (5) adherence to applicable qualifying facility or independent power industry codes, standards and regulations; and (6) the size, type and location of the Project. Prudent Electrical Practices may include more than one practice, method or item of equipment in any given application.

     “PTC Compensation Amount” shall mean an amount equal to (A) the Production Tax Credits to which Seller would have been entitled with respect to Renewable Energy it is unable to deliver because of a Purchaser Event of Default; plus (B) a "gross up" amount to take into account the federal, state and local income tax to Seller on such payments in lieu of Production Tax Credits so that the net amount retained by Seller, after payment of federal, state and local income taxes, is equal to the amount set forth in clause (A) of this definition. For purposes of determining the foregoing, Seller shall deliver a certificate from an officer of Seller stating the corporate tax rates (federal, state, or local, as applicable) that are in effect for the Seller during the tax year in which the receipt of such PTC Compensation Amount is taxed, and such income tax rates shall be used in the calculation of the PTC Compensation Amount.

     “Purchaser” shall have the meaning set forth in the Preamble.

     “Purchaser’s Security” shall have the meaning set out in Section 10.2.

     “Qualified Custodian” shall mean a U.S. commercial bank or a foreign bank with a U.S. branch, with such bank having (i) minimum stated assets totaling not less than one hundred billion dollars ($100,000,000,000) and minimum stated equity totaling not less than five billion dollars ($5,000,000,000), and (ii) a senior unsecured debt rating either of (a) A2 or better as determined by Moody’s or (b) A or better as determined by Standard & Poor’s; provided that, if the applicable bank has both an applicable rating by Moody’s and by Standard & Poor’s, the lower of such ratings shall apply.

     “Qualified Guarantor” shall mean a Person with a senior unsecured long-term debt rating either of (i) A2 or better as determined by Moody’s or (ii) A or better as determined by Standard & Poor’s or, provided that (a) if the applicable Person has both an applicable rating by Moody’s and by Standard & Poor’s, the lower of such ratings shall apply, and (b) if neither such rating is available, the Person has an equivalent rating from another NRSRO.

     “Qualified Issuer” shall mean a U.S. commercial bank or a foreign bank with a U.S. branch, with such bank having (i) minimum stated assets totaling not less than one hundred billion dollars ($100,000,000,000) and minimum stated equity totaling not less than five billion dollars ($5,000,000,000), and (ii) a senior unsecured debt rating either of (a) A2 or better as determined by Moody’s or (b) A or better as determined by Standard & Poor’s; provided that, if the applicable bank has both an applicable rating by Moody’s and by Standard & Poor’s, the lower of such ratings shall apply.

    “RREC” shall mean the Raft River Electric Cooperative.

    “Security” shall have the meaning set out in Section 10.3.

    “Seller” shall have the meaning set out in the Preamble.

    “Seller’s Security” shall have the meaning set out in Section 10.1.

     “Standard & Poor’s” shall mean Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

    “Term” shall have the meaning set forth in Section 2.1.

     “Transmission Control Area” shall mean the system of electrical generation, distribution, and transmission facilities within which generation is regulated in order to maintain interchange schedules with other such systems.

     “Transmission Operator” shall mean any transmission provider, independent system operator, regional transmission operator or other transmission operator from time to time having authority to control the Transmission Control Area to which the Exchange Resource is interconnected.

     “Unit” or “Units” shall mean one or more of the Geothermal Power Plant(s) at the Project.

     “Unit 1” shall mean the first Geothermal Power Plant installed at the Project, the net electrical output of which is, as of the Effective Date, allocated to Idaho Power.

     “Unit 2” shall mean a Geothermal Power Plant that shall be the next Unit that Seller or an Affiliate of Seller plans to install after Unit 1, as further described in Exhibit A. When the location of such Unit has been identified with more specificity, the Parties shall supplement Exhibit A to include a complete description of the location of Unit 2.

     “Unit 3” shall mean the Geothermal Power Plant that Seller or Seller’s Affiliate plans to install next after Unit 2.

     “WECC” shall mean the Western Electricity Coordinating Council.

ARTICLE 2
Term and Termination

     2.1 Term.

     This Agreement shall become effective upon the Effective Date and shall continue in effect until 2400 hours on the last day of the Contract Month during which the twenty-fifth (25th) anniversary of the Commercial Operation Date occurs (such period to be the “Term” of this Agreement).

     2.2 Early Termination.

     This Agreement may be terminated by either Party prior to the expiration of the Term upon the failure of any Condition Precedent set forth in Article 9, or upon an Event of Default as set forth in Section 12.6, or upon any permanent removal from service of the Exchange Resource.

ARTICLE 3
Unit 2 Development and Commercial Operation Date

     3.1 Confirmation of Sufficient Geothermal Resource.

     Seller shall, at its sole cost and expense, select an independent reservoir engineer to provide an analysis of the production capability of the Geothermal Resource that concludes that the portion of the Geothermal Resource available to the Geothermal Land Properties is expected to be sufficient, over the Term of this Agreement, to support an Exchange Resource of at least ten (10) aMW capacity and any other then Permitted Use.

                 (a) Not less than sixty (60) days prior to issuing the written notice pursuant to Section 3.2(a), Seller shall submit to Purchaser:

(1) a report of the analysis of the independent reservoir engineer,

(2) a table showing Unit 2 and all Permitted Uses, and each of their respective Design Annual Geothermal Energy Requirements,

(3) a completed Exhibit F that describes the Geothermal Land Properties and corresponds to the properties described in the Financing Documents, and

(4) an update to Exhibit A, describing the Exchange Resource that will actually be constructed.

    3.2 Notice to Purchaser of the Expected Commercial Operation Date.

                 (a) Seller shall provide written notice to Purchaser within ten (10) days of issuing its notice to proceed with construction of the Exchange Resource, stating that Seller has issued such notice and stating the expected date that all conditions in Section 3.3 will have been satisfied.

                 (b) Seller shall notify Purchaser in writing of any changes that may occur from time to time to the expected Commercial Operation Date.

                 (c) Seller also shall provide an updated notice to Purchaser of the expected Commercial Operation Date at least one hundred sixty-eight (168) hours prior to the first generation schedule being submitted for the delivery of the Entire Exchange Resource Output. Each Business Day thereafter until COD is achieved, Seller shall confirm the expected COD or inform Purchaser of any changes in the expected COD.

     3.3 Conditions for Commercial Operation.

     Seller shall certify in writing that each of the following conditions have occurred and the date thereafter when Seller shall commence delivery to the Purchaser of the Entire Exchange Resource Output and cease deliveries of Net Test Energy. Conditions (a) through (e) of this Section 3.3 shall be certified by Seller at least one hundred sixty-eight (168) hours prior to the COD.

                 (a) The Exchange Agreement is in full force and effect.

                 (b) Seller has the legal authority to interconnect with the facilities of RREC, and RREC has committed in writing to receive and transmit the Entire Exchange Resource Output to the Point of Delivery, for the Term of this Agreement.

                 (c) Seller is physically interconnected with the facilities of RREC.

                 (d) Seller is in compliance with all requirements of the Transmission Operator and of RREC as required to commence delivering the Entire Exchange Resource Output pursuant to the Exchange Agreement.

                 (e) Seller is in full compliance with the insurance requirements of Article 11.

            (f) Seller and Purchaser have agreed upon the generation forecasting protocols per the requirements of Section 7.6.

            (g) Seller has successfully completed the Commercial Operation Tests specified in Exhibit E.

            (h) Seller has submitted to Purchaser an hourly generation forecast commencing at the hour ending 0100 Pacific Prevailing Time of the COD and extending seven (7) days forward from that time. The hourly generation forecast shall be submitted no later than 0800 hours Pacific Prevailing Time of the day prior to the COD.

ARTICLE 4
Purchase and Sale of Energy and Environmental Attributes

     4.1 Net Test Energy.

     Notwithstanding any other provisions herein, Purchaser agrees to purchase only such Entire Exchange Resource Output that may be delivered and received pursuant to the terms of the Exchange Agreement. To the extent that Purchaser is able to take and dispose of Net Test Energy, Purchaser agrees at Seller’s request to acquire such Net Test Energy and any associated Environmental Attributes upon terms and conditions to be mutually agreed by the Parties and not financially detrimental to Purchaser. To the extent that Seller is not able to dispose of the Net Test Energy, Purchaser shall have no obligation under this Agreement to receive, purchase or otherwise compensate Seller for such Net Test Energy or to receive any associated Environmental Attributes.

     4.2 Purchase and Sale of Entire Exchange Resource Output.

     Beginning on the Commercial Operation Date, Seller shall generate from the Exchange Resource, deliver to the Point of Delivery, and sell to Purchaser, and Purchaser shall purchase, at the applicable rates set forth in Article 5 ("Entire Exchange Resource Output Contract Rate"), all of the Entire Exchange Resource Output. Seller shall not, without Purchaser’s consent, generate and deliver any Entire Exchange Resource Output in a quantity that exceeds sixteen (16) MWh in any hour.

     4.3 Purchase and Sale of Environmental Attributes.

     Beginning on the Commercial Operation Date, Seller shall sell and deliver to Purchaser, and Purchaser shall purchase, at the applicable rates set forth in Article 5 ("Environmental Attributes Contract Rate"), all Environmental Attributes associated with the Entire Exchange Resource Output. In the event of a redispatch, if any, of the Exchange Resource by the Transmission Operator, as addressed in section 5(e) of the Exchange Agreement, the Entire Exchange Resource Output will be delivered to Purchaser with respect to which no Environmental Attributes will attach, and the Environmental Attributes Contract Rate will not be payable with respect to such Entire Exchange Resource Output.

    4.4 Title and Risk of Loss.

     Notwithstanding any term or condition of the Exchange Agreement to the contrary, Seller shall be deemed to be in control of the Entire Exchange Resource Output up to and until delivery and receipt at the Point of Delivery and Purchaser shall be deemed to be in control of such energy at and after delivery and receipt at the Point of Delivery. Title and risk of loss related to the Entire Exchange Resource Output and associated Environmental Attributes shall transfer from Seller to Purchaser at the Point of Delivery.

    4.5 Restriction on Addition of New Geothermal Uses.

     Subsequent to the addition of Unit 2, Purchaser agrees that Seller may add further uses of the geothermal energy from the Geothermal Land Properties. Only those further uses that meet the requirements of this Section 4.5 shall be “Permitted Uses.”

                 (a) Seller may, as a Permitted Use, use the geothermal energy contained in the brine discharged from any geothermal electric generation facility for cascade waste heat applications.

                 (b) Seller shall only add additional uses of geothermal energy from the Geothermal Land Properties after it has first obtained confirmation, through a written report from an independent licensed reservoir engineer, that the additional uses will not impact the existing Permitted Uses. The reservoir engineer’s report shall indicate, at a confidence level of ninety percent (90%) or greater, that the production capability of the Geothermal Land Properties is sufficient through the end of the Term to continue to supply at least one hundred percent (100%) of the geothermal energy requirements of the then existing Permitted Uses operating at their Design Annual Geothermal Energy Requirement, as well as at least one hundred percent (100%) of the Design Annual Geothermal Energy Requirement for all additional proposed uses of geothermal energy from the Geothermal Land Properties. The analysis shall also incorporate all other geothermal energy uses outside of the Geothermal Land Properties but within the Geothermal Resource. Seller shall promptly provide Purchaser with a report of such analysis.

                 (c) Within the later of (i) sixty (60) days of receipt of written notice of the estimated delivery date of the analysis by the independent reservoir engineer, or (ii) thirty (30) days of actual receipt of such analysis, Purchaser may dispute the conclusions stated therein. Such dispute shall be in writing and signed by an independent licensed reservoir engineer and shall set forth in reasonable detail each of the reasons for the dispute. Any such dispute shall be resolved pursuant to the Procedures set forth in Article 16. Seller shall only pursue dispute resolution under Article 16 if the Purchaser’s licensed reservoir engineer concludes that the amount of useable geothermal energy available to the Exchange Resource will be at least fifteen percent (15%) lower than the amount determined by Seller’s independent reservoir engineer.

    4.6 Underperformance of Permitted Uses Due to Lack of Geothermal Energy.

     If, notwithstanding the analyses by an independent reservoir engineer or engineers as provided in Sections 3.1 and 4.5, either the quantity of geothermal energy obtained from the Geothermal Land Properties proves inadequate to meet one hundred percent (100%) of the Design Annual Geothermal Energy Requirement, then Seller shall allocate the geothermal energy obtained from the Geothermal Land Properties on a pro rata basis in which the supply of geothermal energy to each Permitted Use, other than Unit 1, is reduced by an equal percentage reduction of its Design Annual Geothermal Energy Requirement. The equal percentage reduction shall not apply if the reduction is not relevant to the Exchange Resource’s prorata allocation (e.g., power plant waste heat use) or requires capital investment by the Seller with a negative net present value.

     4.7 Tax Benefits.

     Seller shall be entitled to all Production Tax Credits and any other federal or state tax credits, deductions, or exemptions applicable to Seller based on its construction, ownership or operation of the Exchange Resource or on the production and sale of the Entire Exchange Resource Output and Environmental Attributes to the Purchaser, and Purchaser acknowledges that Seller has the right to sell or transfer the Production Tax Credits, or such other tax credits, deductions, or exemptions at any rate and upon any terms and conditions that Seller may determine in its sole discretion without liability to Purchaser hereunder. Purchaser shall have no claim, right or interest in such credits or in any amount that Seller realized from the sale of such credits, deductions, or exemptions.

ARTICLE 5
Pricing

    5.1  Pricing of Entire Exchange Resource Output and Environmental Attributes.

    The Entire Exchange Resource Output Contract Rate and the Environmental Attributes Contract Rate each shall be as provided in Exhibit B. For avoidance of doubt, the Entire Exchange Resource Output Contract Rate in Exhibit B shows pricing by calendar year with Commercial Operation Dates through 2011. If the Commercial Operation Date occurs after 2011, the “0-year” payment will be the payment shown in Exhibit B for that calendar year, and the Entire Exchange Resource Output Contract Rate in each subsequent calendar year shall be escalated at the rates as indicated in Exhibit B.

ARTICLE 6
Exchange Resource Operation and Maintenance

     6.1 Exchange Resource Operation.

     Seller shall staff, control, operate, maintain and repair the Exchange Resource consistent at all times with Prudent Electrical Practice(s).

      6.2 Outage and Performance Reporting.

     Seller shall comply with all then current Purchaser, NERC, WECC, and Transmission Operator generating Unit outage reporting requirements, as they may be revised from time to time, and as they apply to the Exchange Resource.

     6.3 Access to the Project.

     Appropriate representatives of Purchaser shall at all reasonable times and with reasonable prior notice, have access to the Project to read meters and to perform all inspections and operational reviews as may be reasonably appropriate to facilitate the performance of this Agreement; provided that Purchaser does not unreasonably interfere with the operation of the Project and causes all Persons visiting the Project on its behalf to comply with all of Seller's applicable safety, health and similar rules and requirements. Purchaser agrees to comply with the foregoing conditions when it visits the Project.

     6.4 Reliability Standards.

     Seller shall operate the Exchange Resource in a manner that complies with the reliability standards that apply to geothermal electric generation facilities, including standards set by the Transmission Operator, NERC, WECC, and FERC, or any successor agencies setting reliability standards for the operation of such generation facilities. To the extent that Seller does not operate the Exchange Resource in accordance with such standards and Seller’s performance results in monetary penalties being assessed against Seller, the Exchange Resource or Purchaser by the Transmission Operator, NERC, WECC, or FERC, as between Purchaser and Seller, Seller shall be solely responsible for paying any such monetary penalties.

     6.5 Planned Maintenance Schedule.

     No later than two (2) months prior to (a) the Commercial Operation Date and (b) by November 1 of each calendar year during the Term, Seller shall submit to Purchaser a schedule of planned maintenance for the following calendar year for the Exchange Resource. Such schedule shall be consistent with the requirements of Prudent Electrical Practice and otherwise in accordance with this Agreement. Such schedule, and each supplement thereto, shall indicate the planned commencement and completion dates for each planned maintenance during the period covered thereby, as well as the affected portion(s) of the Exchange Resource. Seller also shall provide Purchaser an updated schedule each month, showing any change in scheduled commencement or duration of such planned maintenance. Seller shall make reasonable efforts to schedule such planned maintenance at times that will best accommodate Purchaser’s operational needs.

      6.6 Registration of Environmental Attributes.

     At Purchaser’s request and expense, Seller shall register and maintain compliance during the duration of this Agreement with all registration and reporting requirements needed to record and maintain for Purchaser’s benefit all Environmental Attributes provided to Purchaser under this Agreement. Seller shall not report under Section 1605(b) of the Energy Policy Act of 1992 or under any applicable program any of the Environmental Attributes purchased hereunder as belonging to anyone other than Purchaser. Purchaser may report under such program that such Environmental Attributes purchased hereunder belong to it. Environmental Attributes transferred by Seller to Purchaser shall not be sold, traded, assigned, or otherwise transferred by Seller to any other party.

     6.7 Public Statements/Other Use.

     Seller shall not (1) make any public statements or representations inconsistent with the provisions of this Agreement with respect to the Environmental Attributes, (2) use Environmental Attributes provided to Purchaser hereunder to meet any federal, state or local renewable energy requirement, renewable energy procurement, renewable energy portfolio standard or other renewable energy mandate or (3) advertise, market, sell, retire, convey or otherwise transfer or seek to transfer Environmental Attributes provided to Purchaser hereunder.

     6.8 Compliance with Exchange Agreement.

     Each Party shall comply with all of its obligations under the Exchange Agreement. Seller also shall provide Purchaser in a timely manner with all Exchange Resource operating information needed for Purchaser to comply with its requirements under the Exchange Agreement.

     6.9 Compliance with Requirements of Governmental Authorities.

     Seller shall comply with all applicable requirements that Governmental Authorities lawfully impose with respect to the construction, operation, and maintenance of the Exchange Resource.

ARTICLE 7
Delivery and Metering of Energy

     7.1 Delivery Arrangements.

     Seller shall be responsible for all interconnection, electric losses, transmission and ancillary service arrangements, and costs required to deliver the Entire Exchange Resource Output from the Exchange Resource to the Point of Delivery. Purchaser shall be responsible for all electric losses, transmission and ancillary service arrangements and costs incurred at or beyond the Point of Delivery. Seller shall be responsible for arranging for settlement with RREC of the losses occurring between the Metering Point and the Point of Delivery and shall, at Seller’s option, either (a) purchase such losses from RREC or (b) reduce the amount of the Entire Exchange Resource Output as measured at the Metering Point by the amount of such losses.

     7.2 Metering of Energy Deliveries.

     The Entire Exchange Resource Output delivered under this Agreement shall be as measured by Electric Metering Devices located at the Metering Point, adjusted as applicable for losses as specified in Section 7.1.

     7.3 Electric Metering Devices.

     The following provisions on Electric Metering Devices shall apply only to the extent they do not conflict with requirements of RREC, if it is the owner or operator of the Electric Metering Devices. Seller shall make all reasonable efforts to ensure that RREC requirements are consistent herewith.

                (a) The Electric Metering Devices shall be owned, operated, and maintained either by Seller or by RREC, as agreed between RREC and Seller.

                (b) Seller shall provide Purchaser with reasonable advance notice of, and permit a representative of Purchaser to witness and verify, inspections and tests of the Electric Metering Devices; provided, however, that Purchaser shall not unreasonably interfere with or disrupt the activities of Seller or RREC and shall comply with all of Seller’s and RREC’s safety standards. Upon request by Purchaser, Seller shall perform or arrange additional inspections or tests of any Electric Metering Device and shall permit a qualified representative of Purchaser to inspect or witness the testing of any Electric Metering Device; provided, however, that Purchaser shall not unreasonably interfere with or disrupt the activities of Seller or RREC and shall comply with all of Seller’s and RREC’s safety standards. The actual expense of any such requested additional inspection of testing shall be borne by Purchaser, unless upon such inspection or testing an Electric Metering Device is found to register inaccurately by more than the allowable limits established in Section 7.4, in which event the expense of the requested additional inspection or testing shall be borne by Seller. If requested by Purchaser in writing, Seller shall provide copies of any inspection or testing reports to Purchaser within five (5) Business Days.

                (c) If any Electric Metering Devices are found to be defective or inaccurate, they shall be adjusted, repaired, replaced, and/or recalibrated as near as practicable to a condition of zero error by the Party owning such defective or inaccurate device and at that Party’s expense. The Party discovering such defect or inaccuracy shall promptly notify the other Party of such discovery.

     7.4 Adjustment for Inaccurate Meters.

     The following provisions on adjustment for inaccurate meters shall apply only to the extent they do not conflict with requirements of RREC, if it is the owner or operator of the Electric Metering Devices. Seller shall make all reasonable efforts to ensure that RREC requirements are consistent herewith.

                 (a) If an Electric Metering Device fails to register, or if the measurement made by an Electric Metering Device is found upon testing to be inaccurate by more than one percent (1%) from the measurement made by the standard meter used in the test, an adjustment shall be made correcting all measurements by the inaccurate or defective Electric Metering Device for both the amount of the inaccuracy and the period of the inaccuracy, in the following manner:

                 (1) In the event that the Electric Metering Device is found to be defective or inaccurate, the Parties shall use Seller’s backup metering, if installed, to determine the amount of such inaccuracy; provided, however, that such backup metering is tested and has been maintained in accordance with the provisions of this Article 7. In the event that Seller has not installed backup metering, or the back-up metering is also found to be inaccurate by more than one percent (1%) from the measurement made by the standard meter used in the test, the Parties may use any other mutually agreeable measure of the Entire Exchange Resource Output during the period for which accurate metering was not available. The adjustment shall be made for the period during which inaccurate measurements were made.

                 (2) In the event that the Parties cannot agree on the actual period during which the inaccurate measurements were made, the period during which the measurements are to be adjusted shall be the shorter of (i) the last one-half of the period from the last previous test of the Electric Metering Device to the test that found the Electric Metering Device to be defective or inaccurate, or (ii) the one hundred eighty (180) days immediately preceding the test that found the Electric Metering Device to be defective or inaccurate.

                 (b) To the extent that the adjustment period covers a period of deliveries for which payment has already been made by Purchaser, Purchaser shall use the corrected measurements as determined in accordance with this Article 7 to recompute the amount due for the period of the inaccuracy and shall subtract the previous payments by Purchaser for this period from such recomputed amount. If the difference is a positive number, the difference shall be paid by Purchaser to Seller; if the difference is a negative number, that difference shall be paid by Seller to Purchaser, or at the discretion of Purchaser, may take the form of an offset to payments due Seller by Purchaser (or by payment to Seller, if sufficient payments do not remain to offset). Payment of such difference by the owing Party shall be made not later than thirty (30) days after the owing Party receives notice of the amount due, unless Purchaser elects payment via an offset.

    7.5 Scheduling Arrangements.

     Purchaser shall be responsible for scheduling the Entire Exchange Resource Output, including all necessary Open Access Same Time Information System (OASIS) tagging, and other procedures or protocols established by the Transmission Operator.

     7.6 Generation Forecasting.

     At its expense, Seller shall provide to Purchaser, for the Term, forecasting information via electronic format acceptable to the Purchaser or via any other format that the Purchaser and Seller mutually agree is acceptable. The Seller shall be responsible for all costs associated with creating and transmitting the forecasting information to the Purchaser. The Purchaser and Seller shall mutually develop and approve the electronic format and process of transmitting the data no later than thirty (30) days prior to the Commercial Operation Date. The forecasting information shall be provided as follows:

                 (a) No later than February 1 of each calendar year during the Term a forecast of the Entire Exchange Resource Output by month for each of the next five (5) one (1) year periods, commencing on the following March 1,

                 (b) No later than the last day of each calendar month during the Term, an updated estimate of forecasted Entire Exchange Resource Output by month for the twelve (12) month period commencing on the first (1st) day of the month following submission of such information, and

                 (c) No later than 1300 hours each Business Day, an hourly forecast that starts at 0500 hours Pacific Prevailing Time of the next day and runs for a minimum of one hundred sixty eight (168) hours (seven (7) days), and

Seller shall inform the Purchaser as soon as practical of any changes to the forecast, including Forced Outage, Force Majeure, reductions in output obligated by the Transmission Provider or control area operator, or other unexpected reductions or increases in output of greater than one (1) MW over that which had previously been forecast. All forecast information and updates provided hereunder shall be informational only, and Seller does not warrant that actual generation will be as forecast.

ARTICLE 8
Billing and Payment

     8.1 Billing Invoices.

   The monthly billing period shall be the Contract Month. No later than ten (10) Business Days after the end of each Contract Month, Seller shall provide to Purchaser, by first-class mail or electronically, an invoice for the amount due Seller by Purchaser for the services provided by Seller and purchased by Purchaser, under this Agreement, during the previous Contract Month billing period. Seller’s invoice will show all billing parameters, Entire Exchange Resource Output Contract Rates, Environmental Attributes Contract Rates, and any other data reasonably pertinent to the calculation of Monthly Payments due to Seller. Seller’s failure to timely provide Purchaser with the monthly invoice shall not waive Purchaser’s responsibility for payment under the terms stated in Section 8.2.

    8.2 Payments.

     Unless otherwise specified herein, payments due under this Agreement shall be due and payable by check or by electronic funds transfer, as designated by the owed Party, on or before the later of (i) the twentieth (20th) calendar day of the Contract Month following the Contract Month to which such payment relates or (ii) the tenth (10th) Business Day following receipt of the billing invoice.

    8.3 Late Payments.

     Remittances received by mail will be considered to have been paid when due if the postmark indicates the payment was mailed within the time period specified in Section 8.2. If the amount due is not paid on or before the due date, a late payment charge shall be applied to the unpaid balance and shall be added to the next billing statement. Such late payment charge shall be calculated using an annual interest rate equal to the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates" on such day (or if not published on such day, on the most recent preceding day on which published), plus two percent (2%). If the due date occurs on a day that is not a Business Day, the late payment charge shall begin to accrue on the next succeeding Business Day.

    8.4 Billing Disputes.

     Purchaser may dispute invoiced amounts, but shall pay to Seller the undisputed portion of invoiced amounts, on or before the invoice due date. To resolve any billing dispute, the Parties shall use the Procedures set forth in Article 16. When the billing dispute is resolved, the Party owing shall pay the amount owed within ten (10) Business Days of the date of such resolution, with late payment interest charges calculated on the amount owed in accordance with the provisions of Section 8.3. Purchaser at any time may offset against any and all amounts that may be due and owed to Seller under this Agreement any amounts that are owed by Seller to Purchaser pursuant to this Agreement, including damages and other payments. Undisputed and non-offset portions of amounts invoiced under this Agreement shall be paid on or before the due date or shall be subject to the late payment interest charges set forth in Section 8.3.

ARTICLE 9
Conditions Precedent

    9.1 Determination of Sufficient Geothermal Resource.

     Purchaser understands and agrees that Seller’s obligation to deliver and sell the Entire Exchange Resource Output and Environmental Attributes to Purchaser under this Agreement is contingent upon confirmation by Seller of sufficient Geothermal Resources as set forth in Section 3.1.

                 (a) If Seller determines that there is sufficient resource for the Exchange Resource, with a capability to provide at least ten (10) aMW of net power delivery on an annual average basis, it shall provide written notification of such to Purchaser per the requirements of Section 3.1.

                 (b) If the independent geothermal engineer engaged by Seller determines that Seller has only sufficient Geothermal Resources for less than ten (10) aMW of Entire Exchange Resource Output, then Seller and Purchaser shall consult on a mutually agreeable course of action, including but not limited to modification to the Agreement. In such case, both Parties retain the right to terminate this Agreement with no further obligations to the other Party, except as otherwise expressly provided herein. If one Party desires to terminate this Agreement pursuant to this provision, it shall provide notification in writing to the other Party prior to Seller’s issuance of the written notice pursuant to Section 3.2(a) . Termination of the Agreement will be effective upon receipt of the written notification by the other Party.

    9.2 Production Tax Credit Extension.

     Purchaser acknowledges that Seller expects to construct Unit 2 only if the Production Tax Credits are extended through the year in which the Commercial Operation Date is expected to, or does, occur. If, by the date set forth for the notice to proceed with construction in Section 3.2, such an extension has not been enacted, Seller may terminate this Agreement without payment or further obligation to Purchaser.

    9.3 Denial of Network Resource Status for Exchange Resource.

     Either Party may terminate this Agreement prior to the Commercial Operation Date based upon a denial in writing by Idaho Power of a request by BPA to designate deliveries from the Exchange Resource as a Network Resource under BPA’s Network Transmission Agreement, which denial has become final after any applicable appeals thereof.

    9.4 Lack of Progress.

     Either Party may terminate this Agreement, without any further obligation to the other Party, if (i) Seller has not, for any reason, issued by December 31, 2011 a notice to proceed with construction of the Exchange Resource, or (ii) for any reason, the Commercial Operation Date has not occurred by June 30, 2013.

    9.5 Purchaser’s Rights After Termination of the Agreement.

     For a period of four (4) years after the termination of this Agreement by Seller under Section 9.1(b) or 9.4, Purchaser shall retain the right to purchase the net generation from Unit 2 under the following conditions:

                 (a) In the event that Seller reaches an agreement with another Person for the purchase and sale of net generation from Unit 2 with a design Entire Exchange Resource Output of less than ten (10) aMW, then Purchaser shall retain a right of first refusal to purchase the output of such Unit. The right of first refusal shall be valid if Purchaser accepts delivery of energy at the same terms and conditions as have been agreed to between Seller and the other Person. Purchaser shall have sixty (60) days from the receipt of the offer from the Seller to provide the Seller with a signed acceptance of the terms and conditions for the output of such Unit.

                 (b) In the event that Seller later determines that the Geothermal Resource controlled by Seller or available for Seller’s use is sufficient to support the purchase and sale of net generation from Unit 2 with a design Entire Exchange Resource Output of ten (10) aMW or greater, then Purchaser shall retain the right to purchase the entire net generation from Unit 2 under the same terms and conditions of this Agreement.

ARTICLE 10
Credit

     10.1 Seller Security Requirements.

     Seller shall establish and maintain the following Security (“Seller’s Security”), which shall be available to Purchaser to secure Seller’s performance of its obligations under this Agreement:

                 (a) For so long as Seller maintains (a) a balance sheet ratio of equity to total asset value of sixty percent (60%) or greater, or (b) a senior unsecured debt rating of A or better as determined by Standard & Poor’s or A2 or better as determined by Moody’s or, if neither such rating is available, an equivalent rating by any other NRSRO, the Seller’s Security amount shall be zero dollars ($0).

                 (b) For so long as Seller maintains (a) a balance sheet ratio of equity to total asset value of thirty percent (30%) or greater, or (b) a senior unsecured debt rating equivalent to BBB or better as determined by Standard & Poor’s or Baa2 or better as determined by Moody’s or, if neither such rating is available, an equivalent rating by any other NRSRO, the Seller’s Security amount shall be one million, five hundred thousand dollars ($1,500,000).

                 (c) If Seller fails to meet the requirements of either (a) or (b) the Seller’s Security amount shall be two million dollars ($2,000,000).

    10.2 Purchaser Security Requirements.

     Purchaser shall establish and maintain the following Security (”Purchaser’s Security”), which shall be available to Seller to secure Purchaser’s performance of its obligations under this Agreement:

                 (a) For so long as Purchaser maintains a long-term issuer rating equivalent to A or better as determined by Standard & Poor’s or A2 or better as determined by Moody’s or, if neither such rating is available, an equivalent rating by any other NRSRO, Purchaser’s Security amount shall be zero dollars ($0).

                 (b) For so long as Purchaser maintains a long-term issuer rating equivalent to BBB or better as determined by Standard & Poor’s or Baa2 or better as determined by Moody’s or, if neither such rating is available, an equivalent rating by any other NRSRO, Purchaser’s Security amount shall be one million five hundred thousand dollars ($1,500,000).

                 (c) If Purchaser fails to meet the requirements of either (a) or (b), the Purchaser’s Security amount shall be two million dollars ($2,000,000).

     10.3 Deadline for Establishing Security.

     The Parties agree that any Seller’s Security or Purchaser’s Security required pursuant to Section 10.1 or 10.2 (collectively, “Security”) shall be established or increased consistent with the requirements hereof as soon as practicable and in no case later than three (3) Business Days following the first to occur of (i) the date upon which a Party becomes aware that it is required to establish or increase such Security or (ii) the date upon which the other Party provides written notice that such Security is required to be established or increased. In the event that one Party disputes a notice from the other Party that new or increased Security shall be established, then the Party receiving the notice shall provide the requested Security and the dispute shall be resolved according to the process set forth in Article 16.

     10.4 Form of Security.

     Seller’s Security and Purchaser’s Security shall be maintained at the expense of the Party obligated to provide such Security, and shall be in the form of one or more of the following instruments. The providing Party may select and change the form of the Security at any time at its sole discretion upon reasonable prior written notice to the other Party, but the Security must at all times be composed of one or any combination of the following in the aggregate amount required by Section 10.1 or 10.2, as applicable:

                 (a) An irrevocable standby letter of credit, in form and substance reasonably acceptable to the benefiting Party, from a Qualified Issuer. Security provided in this form shall be consistent with this Agreement and include a provision for at least thirty (30) days’ advance written notice to the benefiting Party of any expiration or earlier termination of the Security so as to allow the benefiting Party sufficient time to exercise its rights under said Security if the providing Party fails to extend or replace the Security. The form of such Security must meet the benefiting Party’s requirements to ensure that claims or drawdowns can be made unilaterally by the benefiting Party in accordance with the terms of this Agreement. Such Security must be issued for a minimum term of three hundred sixty (360) days. The providing Party shall cause the renewal or extension of the Security for additional consecutive terms of three hundred sixty (360) days or more (or, if shorter, the remainder of the Term) no later than thirty (30) days prior to each expiration date of the Security. If the Security is not renewed or extended as required herein, the benefiting Party shall have the right to draw immediately upon the Security and be entitled to hold the amounts so drawn as Security in an interest-bearing escrow account in accordance with (b), until and unless the providing Party provides a substitute form of such Security meeting the requirements of this Article 10. Security in the form of an irrevocable standby letter of credit shall be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Brochure No. 500.

                 (b) United States currency ("Cash"), deposited with a Qualified Custodian in an escrow account under which the other Party is designated as beneficiary with sole authority to draft from the account or otherwise access the Security. Security deposited into such an escrow account shall be subject to the following: (a) include a requirement for immediate written notice to both Parties in the event that the sums held as Security in the account or trust do not at any time meet the required level for the Security as set forth in this Article 10; (b) funds held in the account may be deposited in a money-market fund, short-term treasury obligations, investment-grade commercial paper and other liquid investment-grade investments with maturities of three months or less, with all investment income thereon to be taxable to, and to accrue for the benefit of, the providing Party; and (c) annual account sweeps for recovery of interest earned by the Security shall be allowed by the providing Party. Each Party grants to the other Party a present and continuing first priority Security interest in all Cash that has been transferred into an escrow account as that Party’s Security.

                 (c) An unconditional guarantee from a Qualified Guarantor in the form set out in Exhibit G or an another form reasonably acceptable to the Party receiving the guarantee.

     10.5 Provision of Seller Financial Information. Seller shall:

                 (a) Provide to Purchaser within ninety (90) days after the end of each of Seller’s fiscal years during the Term, a statement by Seller’s auditor of Seller’s fiscal-year-end ratio of total equity to total asset value and a confirmation that Seller is in compliance with the credit provisions of this Article 10.

                 (b) Upon Purchaser’s request and within ten (10) Business Days, make available to Purchaser for its review at Seller’s offices a copy of Seller’s latest audited financial statements.

                 (c) Upon Purchaser’s request and within ten (10) Business Days, make available to Purchaser for its review at Seller’s offices a copy of Seller’s latest unaudited financial statements, and such other financial information as may be directly related to Seller’s ability to perform its obligations under this Agreement, subject to confidentiality provisions mutually agreeable between the Parties.

                 (d) Upon Purchaser’s written request and with fifteen (15) Business Days, direct Seller’s auditor to provide additional assurances acceptable to Purchaser that Seller is in compliance with the Security requirements of Section 10.1.

    10.6 Notice of Potential Change in Financial Condition.

                 (a) In addition to the Security requirements set forth above, Seller shall notify Purchaser within five (5) Business Days of the time any of the following information becomes available to Seller:

                 (1) Any reduction of more than ten percent (10%) in the annual forecasted output of the Exchange Resource;

                 (2) Any reduction or forecasted reduction in demonstrated geothermal reserves controlled by Seller or available for Seller’s use with respect to the Geothermal Land Properties to a level insufficient to supply one hundred percent (100%) of the geothermal energy requirements of all Permitted Uses operating at their maximum output rating for the remainder of the Term;

                 (3) If Seller forecasts a negative net income for its current or immediately following fiscal year; or

                 (4) If a legal proceeding is instituted against Seller that seeks to recover monetary damages from Seller in an amount greater than one hundred thousand dollars ($100,000).

                 (b) Purchaser shall notify Seller within thirty (30) days of the time the relevant information becomes available to Purchaser:

                 (1) If Purchaser fails to meet the Purchaser’s Security requirements of Section 10.2; or

                 (2) If Purchaser’s forecasts a negative net revenue for its current or immediately following fiscal year.

ARTICLE 11
Insurance

      11.1 Evidence of Insurance.

     In each calendar year following the commencement of construction of the Exchange Resource, Seller shall provide Purchaser with insurance certificatesreasonably acceptable to Purchaser evidencing that Seller’s insurance coverages are in compliance with the specifications for insurance coverage set forth in Exhibit C to this Agreement. Such certificates shall (a) name Purchaser as an additional insured under the commercial general liability and excess liability policies; (b) provide a waiver of any rights of subrogation against Purchaser, its Affiliates and their officers, directors, agents, subcontractors, and employees; and (c) indicate that the commercial general liability policy has been endorsed as described above.

     11.2 Modification of Insurance.

     If any insurance required to be maintained by Seller hereunder ceases to be available on commercially reasonable terms in the commercial insurance market, Seller shall provide written notice to Purchaser, accompanied by a certificate from an independent insurance advisor of recognized national standing, certifying that such insurance is not available on commercially reasonable terms in the commercial insurance market for electric generating plants of similar type, geographic location and design. Upon receipt of such notice, Seller shall use commercially reasonable efforts to obtain other insurance that would provide comparable protection against the risk to be insured, and Purchaser shall not unreasonably withhold its consent to modify or waive such requirement.

ARTICLE 12
Default and Remedies

     12.1 Events of Default of Seller.

                 (a) Each of the following shall constitute an “Event of Default” of Seller upon its occurrence, and no cure period shall be applicable:

                 (1) Seller’s dissolution or liquidation;

                 (2) Seller’s assignment of the Exchange Resource or this Agreement or any of its rights hereunder for the benefit of creditors (except for an assignment of the Exchange Agreement or this Agreement to the Project Lender as security under the Financing Documents as permitted by this Agreement);

                 (3) Seller’s filing of a petition as debtor in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or Seller’s voluntarily taking advantage of any such law or act by answer or otherwise;

                 (4) The filing of a case in bankruptcy or any proceeding under any other insolvency law against Seller as debtor, if such filing has not been dismissed within sixty (60) days of filing;

                 (5) Seller’s failure to establish and maintain any required Seller’s Security in accordance with Article 10;

                 (6) Any representation or warranty made by Seller in this Agreement that shall prove to have been intentionally false or misleading when made, if such inaccuracy results in a material adverse impact on Purchaser; and

                 (7) Seller’s delivery of any of the Entire Exchange Resource Output to any Person other than Purchaser without the prior consent of Purchaser, other than (i) Net Test Energy or (ii) energy output delivered by Seller during a period of Purchaser default hereunder.

                 (b) Each of the following shall be deemed an “Event of Default” upon the expiration of the specified cure period:

                 (1) Seller’s failure to make any payment required under this Agreement, other than a payment disputed by Seller in good faith, if not cured within ten (10) days after the date of written notice from Purchaser to Seller and the Project Lender as provided for in Section 12.2;

                 (2) In the event that Seller has been required to establish and maintain Seller’s Security pursuant to the terms of this Agreement, and the Person providing the Security instrument ceases to meet the definition of a Qualified Custodian, Qualified Issuer or Qualified Guarantor, as the case may be, and Seller fails to convert the Security instrument provided by such Person into a Security instrument meeting the criteria set forth in Sections 10.1(a), 10.1(b), or 10.1(c) within three (3) Business Days; and

                 (3) Any other breach of this Agreement by Seller if not cured within thirty (30) days after the date of written notice from Purchaser to Seller and the Project Lender as provided for in Article 15; provided that, if such breach is not capable of being cured within such thirty (30) day period, then Seller may submit a plan of correction to Purchaser specifying in reasonable detail what steps Seller intends to take to cure the breach and a timeline for such plan of correction. If a registered professional engineer, or other consultant, as appropriate, selected by Seller and approved by Purchaser (with such approval not to be unreasonably denied), approves the plan of correction as reasonable, the cure period for the breach will be extended for an additional reasonable period of time, not to exceed one hundred fifty (150) days, so long as Seller is exercising reasonable diligence in pursuing the plan of correction to cure such breach. The cost of such engineer or other consultant shall be borne by Seller.

     12.2 Project Lender’s Right to Cure Default of Seller.

     As soon as practicable but not less than ninety (90) days prior to the Commercial Operation Date of this Agreement, Seller shall provide Purchaser with a notice identifying the Project Lender and providing appropriate contact information for the Project Lender. Following receipt of such notice, Purchaser shall provide notice of any Event of Default of Seller to the Project Lender concurrently with the provision of such notice to Seller, and Purchaser will accept a cure to an Event of Default of Seller performed by the Project Lender, so long as the cure is accomplished within the applicable cure period as provided in the Consent and Assignment as entered by Purchaser and the Project Lender.

     12.3 Events of Default of Purchaser.

                 (a) Each of the following shall constitute an "Event of Default" of Purchaser upon its occurrence, and no cure period shall be applicable:

                 (1) Purchaser’s dissolution or liquidation;

                 (2) Purchaser’s assignment of any of its rights hereunder for the benefit of creditors;

                 (3) Purchaser’s filing of a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or Purchaser’s voluntarily taking advantage of any such law or act by answer or otherwise;

                 (4) The filing of a case as debtor in bankruptcy or any proceeding under any other insolvency law against Purchaser as debtor that materially impacts Purchaser’s ability to perform its obligations hereunder, if such filing has not been dismissed within sixty (60) days of filing;

                 (5) Purchaser’s failure to establish and maintain any Purchaser’s Security required in accordance with Article 10; and

                 (6) Any representation or warranty made by Purchaser in this Agreement that shall prove to have been intentionally false or misleading when made, if such inaccuracy results in a material adverse impact on Seller.

                 (b) Each of the following shall constitute an “Event of Default” by Purchaser upon the expiration of the specified cure period:

                 (1) Purchaser’s failure to make any payment due hereunder, other than a payment disputed by Purchaser in good faith, if not cured within ten (10) days after the date of written notice from Seller to Purchaser as provided for in Article 15;

                 (2) In the event that Purchaser has been required to establish and maintain Purchaser’s Security pursuant to the terms of this Agreement, and the Person providing the Security instrument ceases to meet the definition of a Qualified Custodian, Qualified Issuer or Qualified Guarantor, as the case may be, and Purchaser fails to convert the Security instrument provided by such Person into a Security instrument meeting the criteria set forth in Sections 10.2(a), 10.2(b), or 10.2(c) within three (3) Business Days; and

                 (3) Any other breach of this Agreement by Purchaser if not cured within thirty (30) days after the date of written notice from Seller to Purchaser; provided that, if such breach is not capable of being cured within such thirty (30) day period, then Purchaser may submit a plan of correction to Seller specifying in reasonable detail what steps Purchaser intends to take to cure the breach and a timeline for such plan of correction. If a registered professional engineer, or other consultant as appropriate, selected by Seller and approved by Purchaser (with such approval not to be unreasonably denied), approves the plan of correction as reasonable, the cure period for the breach will be extended for an additional reasonable period of time, not to exceed one hundred fifty (150) days, so long as Purchaser is exercising reasonable diligence in pursuing the plan of correction to cure such breach.

    12.4 Damages.

     Upon the occurrence of any event specified in Section 12.1 whether or not such event is cured or gives rise to an Event of Default, Purchaser shall have the right to recover any damages incurred as a direct result of such event. Upon the occurrence of any event specified in Section 12.3, whether or not such event is cured or gives rise to an Event of Default, Seller shall have the right to recover any damages incurred as a direct result of such event. Damages shall include the following, where applicable:

                 (a) If Seller makes any delivery of any of the Entire Exchange Resource Output or of any of the Environmental Attributes to any Person other than Purchaser without Purchaser’s prior consent, Purchaser shall be entitled to recover from Seller the positive difference between the reasonable cost of replacing such Entire Exchange Resource Output and Environmental Attributes and the applicable Entire Exchange Resource Output Contract Rate and Environmental Attributes Contract Rate, plus an amount equal to five thousand dollars ($5,000) for each day in which such delivery continues, as liquidated damages to compensate Purchaser for the administrative cost of replacing such Entire Exchange Resource Output and Environmental Attributes.

                 (b) If Purchaser fails or refuses to receive and pay for any of the Entire Exchange Resource Output or Environmental Attributes as required under this Agreement, Seller shall exercise reasonable, good-faith efforts to mitigate its damages by selling such Entire Exchange Resource Output and Environmental Attributes to other Persons during the period in which such failure to accept delivery and make payment continues, and to recover from Purchaser the applicable Entire Exchange Resource Output Contract Rate and Environmental Attributes Contract Rate, less any revenue received from the sales to other Persons, plus an amount equal to five thousand dollars ($5,000) for each day in which such unexcused failure to accept delivery or the payment default continues, as liquidated damages to compensate Seller for the administrative cost of placing such Entire Exchange Resource Output and Environmental Attributes with another Person. In addition, if Purchaser is the defaulting Party, the damages recoverable by Seller hereunder on account of an Event of Default of Purchaser shall include PTC Compensation Amount with respect to any loss of Production Tax Credits resulting from Purchaser’s default.

    12.5 Draw on Security to Pay Damages.

     Upon the occurrence of an Event of Default, the non-defaulting Party may send the defaulting Party an invoice for such damages or other amounts as are due and payable to the non-defaulting Party at such time from the other Party under this Agreement. Such invoice shall be payable within three (3) Business Days of its receipt by the defaulting Party. If the invoice has not been paid or appropriately disputed when due, the invoicing Party may thereafter immediately and without further notice withdraw funds from any Security maintained to secure the obligations of the other Party, as needed to provide payment for such invoice.

    12.6 Termination.

     Upon the occurrence of an Event of Default that has not been cured within the applicable cure period, and for so long as such Event of Default continues to occur, the non-defaulting Party shall have the right to declare a date upon which this Agreement shall terminate. Neither Party shall have the right to terminate this Agreement except as provided for upon the occurrence of an Event of Default as described above or as otherwise may be explicitly provided for in this Agreement. Upon the termination of this Agreement under this Section 12.6, the non-defaulting Party shall be entitled to receive, or to set off from any payments owing to the defaulting Party, any money owing by the defaulting Party to the non-defaulting Party, including any damages incurred by the non-defaulting Party in connection with such Event of Default.

    12.7 Bankruptcy.

     If the Event of Default specified in Section 12.1(a)(3) or 12.3(a)(3) occurs and the non-defaulting Party has not terminated this Agreement pursuant to Section 12.6, the defaulting Party agrees that it shall, within thirty (30) days after written notice from the non-defaulting Party directing that the bankrupt Party assume or reject this Agreement, obtain entry of an order pursuant to 11 U.S.C. § 365 authorizing and directing the defaulting Party to assume or reject this Agreement.

     12.8 Specific Performance.

     In addition to the other remedies specified in this Article 12, in the event of an Event of Default of Seller, Purchaser may elect to treat this Agreement as being in full force and effect and Purchaser shall have the right to specific performance. If the breach by Seller arises from a failure by a third party operating the Exchange Resource pursuant to an operating agreement entered into with Seller, and Seller fails or refuses to enforce its rights under the operating agreement that would result in the cure, or partial cure, of the Event of Default, Purchaser’s right to specific performance shall include the right to obtain an order compelling Seller to enforce its rights under the operating agreement. Likewise, for any breach of this Agreement by Purchaser, other than payment obligations, Seller shall have the right to specific performance.

    12.9 Remedies Cumulative.

     Each right or remedy of the Parties provided for in this Agreement shall be cumulative of and shall be in addition to every other right or remedy provided for in this Agreement, and the exercise, or the beginning of the exercise, by a Party of any one or more or the rights or remedies provided for herein shall not preclude the simultaneous or later exercise by such Party of any or all other rights or remedies provided for herein.

    12.10 Waiver and Exclusion of Other Damages.

     Except in the case of willful misconduct by a Party, the Parties confirm that the express remedies and measures of damages provided in this Agreement satisfy the essential purposes hereof. If no remedy or measure of damages is expressly herein provided, the obligor’s liability shall be limited to direct, actual damages only. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES BY STATUTE, IN TORT OR CONTRACT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED HEREIN); PROVIDED, THAT IF EITHER PARTY IS HELD LIABLE TO A THIRD PARTY FOR SUCH DAMAGES AND THE PARTY HELD LIABLE FOR SUCH DAMAGES IS ENTITLED TO INDEMNIFICATION THEREFOR FROM THE OTHER PARTY HERETO, THE INDEMNIFYING PARTY SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE THE INDEMNIFIED PARTY FOR, SUCH DAMAGES. To the extent any damages required to be paid hereunder are liquidated, the Parties acknowledge that the damages are difficult or impossible to determine, that otherwise obtaining an adequate remedy is inconvenient, and that the liquidated damages constitute a reasonable approximation of the harm or loss.

ARTICLE 13
Representations, Warranties, and Covenants

     13.1 Seller’s Representations and Warranties.

     Seller hereby represents, warrants, or covenants, as applicable:

                 (a) Seller is a corporation duly organized and validly existing corporation under the laws of the state in which it is incorporated and is qualified in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of Seller; and Seller has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this Agreement.

                 (b) The execution, delivery, and performance of its obligations under this Agreement by Seller have been duly authorized by all necessary corporate action, and do not and will not:

                 (1) require any consent or approval by any governing body of Seller, other than that which has been obtained and is in full force and effect (evidence of which shall be delivered to Purchaser upon its request);

                 (2) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award currently in effect having applicability to Seller or violate any provision in any formation documents of Seller, the violation of which could have a material adverse effect on the ability of Seller to perform its obligations under this Agreement; provided that, as to performance, Seller must obtain and maintain certain governmental permits and approvals and comply with any subsequently imposed legal requirements related to performance;

                 (3) result in a breach or constitute a default under Seller’s formation documents or bylaws, or under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement; or

                 (4) result in, or require the creation or imposition of, any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets of Seller now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

                 (c) This Agreement is a valid and binding obligation of Seller, subject to the conditions precedent identified in Article 9.

     The execution and performance of this Agreement will not conflict with or constitute a breach or default under any contract or agreement of any kind to which Seller is a party or any judgment, order, statute, or regulation that is applicable to Seller or to the Exchange Resource.

     13.2 Purchaser’s Representations and Warranties.

     Purchaser hereby represents and warrants as follows:

                 (a) Purchaser is a municipal utility organized and existing pursuant to the laws of the State of Oregon and has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement.

                 (b) The execution, delivery, and performance of its obligations under this Agreement by Purchaser have been duly authorized by all necessary corporate action, and do not and will not:

                 (1) require any additional consent or approval of Purchaser’s Commissioners, other than that which has been obtained and is in full force and effect (evidence of which shall be delivered to Seller upon its request);

                 (2) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award currently in effect having applicability to Purchaser or violate any provision of Purchaser’s Charter, the violation of which could have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement;

                 (3) result in a breach or constitute a default under Purchaser’s Charter, or under any agreement relating to the management or affairs of Purchaser, or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Purchaser is a party or by which Purchaser or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement; or

                 (4) result in, or require the creation or imposition of, any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Purchaser now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

                 (c) This Agreement is a valid and binding obligation of Purchaser, subject to the conditions precedent identified in Article 9.

                 (d) The execution and performance of this Agreement will not conflict with or constitute a breach or default under any contract or agreement of any kind to which Purchaser is a party or any judgment, order, statute, or regulation that is applicable to Purchaser.

                 (e) All approvals, authorizations, consents, or other action required by any Governmental Authority to authorize Purchaser’s execution, delivery and performance of this Agreement have been duly obtained and are in full force and effect.

ARTICLE 14
Assignment, Subcontracting, and Financing

     14.1 No Assignment Without Consent.

                 (a) Except as permitted in this Article 14, neither Party shall assign this Agreement or any portion thereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided (i) at least thirty (30) days’ prior written notice of any such assignment shall be given to the other Party; (ii) any assignee shall expressly assume the assignor’s obligations hereunder, unless otherwise agreed to by the other Party, and no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event the assignee fails to perform, unless the other Party agrees in writing in advance to waive the assignor’s continuing obligations pursuant to this Agreement; (iii) no such assignment shall impair any Security given by Seller hereunder; and (iv) before the Agreement is assigned by Seller, the assignee must first obtain such approvals as may be required by all applicable Governmental Authorities.

                 (b) Seller’s consent shall not be required for Purchaser to assign this Agreement to an Affiliate of Purchaser, provided (i) no Event of Default with respect to Purchaser has occurred and is then continuing, (ii) such Affiliate assumes all of Purchaser’s obligations hereunder in writing, (iii) such Affiliate’s creditworthiness is equal to or better than that of Purchaser as reasonably determined by Seller, and (iv) no Event of Default or breach of Purchaser’s obligations, representations or warranties hereunder would occur after giving effect to such assignment.

                 (c) Purchaser’s consent shall not be required:

                 (1) for Seller or a Project Lender to assign this Agreement to an Affiliate of Seller, provided (i) no Event of Default with respect to Seller has occurred and is then continuing, (ii) such Affiliate assumes all of Seller’s obligations hereunder in writing, (iii) such Affiliate’s creditworthiness is equal to or better than that of Seller as reasonably determined by Purchaser, and (iv) no Event of Default or breach of Seller’s obligations, representations or warranties hereunder would occur after giving effect to such assignment; or

                 (2) for Seller to assign this agreement for collateral purposes to a Project Lender. Seller shall notify Purchaser, pursuant to Section 15.1, of any such assignment to the Project Lender no later than thirty (30) days after the assignment.

                 (d) The foregoing restrictions shall not prohibit Seller from selling limited partnership interests, limited liability interests, or any other equity or ownership interests to third parties.

                 (e) Unless Purchaser agrees to waive the assignor’s continuing obligations pursuant to this Agreement, no assignment of this Agreement or of the rights or obligations by Seller will relieve Seller of liability for any breach by the assignee or for any other failure by the assignee to perform its obligations hereunder.

     14.2 Accommodation of Project Lender.

     Purchaser shall make reasonable efforts to provide such consents to assignments, certifications, representations, information or other documents as may be reasonably requested by Seller or the Project Lender in connection with the financing of the Project, which shall include providing Project Lender with the protections contained in the form of Consent and Assignment attached hereto as Exhibit D; provided, that in responding to any such request, Purchaser shall have no obligation to provide any consent, or enter into any agreement (other than as provided in the Consent and Assignment), that materially adversely affects any of Purchaser’s rights, benefits, risks and/or obligations under this Agreement. Seller shall reimburse, or shall cause the Project Lender to reimburse, Purchaser for the incremental direct expenses (including the reasonable fees and expenses of counsel) incurred by Purchaser in the preparation, negotiation, execution and/or delivery of any documents requested by Seller or the Project Lender, and provided by Purchaser, pursuant to this Section 14.2.

     14.3 Notice of Project Lender Action.

     Within ten (10) days following Seller’s receipt of each written notice from the Project Lender of default, or Project Lender’s intent to exercise any remedies, under the Financing Documents, Seller shall deliver a copy of such notice to Purchaser.

     14.4 Transfer Without Consent Is Null and Void.

     Any purported sale, transfer, or assignment of any interest in the Exchange Resource or in this Agreement made without fulfilling the requirements of this Article 14 shall be null and void.

    14.5 Subcontracting.

     Seller may subcontract its duties or obligations under this Agreement without the prior written consent of Purchaser; provided, that no such subcontract shall relieve Seller of any of its duties or obligations hereunder.

ARTICLE 15
Contract Administration and Notices

     15.1 Written Communications.

     Written communications and invoices between the Parties shall be delivered in person, mailed, or transmitted electronically to the addresses and to the attention of the individual specified below. Either Party may change or supplement such address by written notice to the other Party within thirty (30) days of any changes.

If to Purchaser:

Eugene Water & Electric Board
500 East Fourth Avenue
PO Box 10148
Eugene, OR 97440

For Contract Matters:

Attn:	Manager, Power Resources
	Phone:	(541) 484-2411
	FAX:	(541) 341-1889

For Billing Matters:

EWEB Power Management Invoicing
Attn: Mary Wilde
Email: Mary.Wilde@eweb.eugene.or.us
FAX: (541) 684-4789

If to Seller:

U.S. Geothermal Inc.
1505 Tyrell Lane
Boise, ID 83706
Phone: (208) 424-1027
FAX: (208) 424-1030

For Contract Matters:

Attn: Daniel Kunz, President

For Billing Matters:

Attn: Kerry Hawkley, Chief Financial Officer
Email: khawkley@usgeothermal.com

     15.2 Representative for Notices.

     Each Party shall maintain a designated representative to receive notices. Either Party may, by written notice to the other Party, change the representative or the address to which such notices and communications are to be sent.

     15.3 Authority of Representatives.

     The Parties’ representatives designated above shall have authority to act for its respective principals in all technical matters relating to performance of this Agreement and to attempt to resolve disputes or potential disputes. However, they, in their capacity as representatives, shall not have the authority to amend or modify any provision of this Agreement.

     15.4 Operating Records.

     Seller and Purchaser shall each keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement, including such records as may be required by state or federal regulatory authorities and the Transmission Operator in the prescribed format.

     15.5 Billing and Payment Records.

     To facilitate payment and verification, Seller and Purchaser shall keep all books and records necessary for billing and payments in accordance with the provisions of Article 8 and grant the other Party reasonable access to those records. All records of Seller pertaining to the operation of the Exchange Resource shall be maintained on the premises of the Project or at such other location in the United States designated in writing by Seller to Purchaser.

     15.6 Examination of Records.

     Seller and Purchaser may examine the financial and operating records and data kept by the other Party relating to transactions under and administration of this Agreement, at any time during the period the records are required to be maintained, upon request and during normal business hours.

ARTICLE 16
Dispute Resolution

     16.1 Negotiation to Settle Disputes.

     In the event of any dispute, controversy or claim arising under or relating to this Agreement (a "Dispute"), within ten (10) days following the delivered date of a written request by either Party, (i) each Party shall appoint a representative (individually, a "Party Representative," together, the "Parties’ Representatives"), and (ii) the Parties’ Representatives shall meet, negotiate and attempt in good faith to resolve the Dispute quickly and informally.

                 (a) If the Party Representatives are unable to resolve the Dispute within fourteen (14) days (within five (5) days if a payment dispute), the matter shall be referred within two (2) days of the lapse of such period to the Parties’ responsible officers for resolution. Neither Party shall seek resolution under the other provisions of this Article 16 until both Parties’ responsible officers, who shall be identified by each Party from time to time, have had at least fourteen (14) days (seven (7) days if a payment dispute) to resolve the dispute following referral of the dispute to such responsible officers. If the Parties fail to settle the Dispute within such period (including a failure to identify their respective responsible officers and make necessary referrals within such period), then either Party may seek resolution of the Dispute under the other provisions of this Article 16.

                 (b) The Parties agree that no statements of position or offers of settlement made in the course of the discussions between the Representatives or the responsible officers shall be offered into evidence for any purpose in any litigation or arbitration between the Parties, nor will any such statements or offers of settlement be used in any manner against either Party in any such litigation or arbitration. Further, no such statements or offers of settlement shall constitute an admission or waiver of rights by either Party in connection with any such litigation or arbitration.

    16.2 Election of Arbitration.

     If the Parties are unable to resolve the Dispute within thirty (30) days after commencement of negotiations of the Parties’ Representatives, upon the demand of either Party the Dispute shall be resolved by binding and mandatory arbitration in accordance with this Article 16 and the then current Commercial Arbitration Rules (the "Procedures") of the American Arbitration Association (the "AAA") (regardless of limits on applicability set forth in Rule E-1 of the Procedures), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). Specific provisions in this Article 16 shall control over contrary provisions in the Procedures.

     16.3 Selection of Arbitrator.

     The Parties shall attempt jointly to select a sole arbitrator (the "Arbitrator"). The Parties shall have ten (10) days after the demand for arbitration to mutually agree upon the Arbitrator. If the Parties cannot agree on a sole arbitrator, the AAA office in Portland, Oregon shall appoint the Arbitrator in accordance with the Procedures, with due regard to the input from the Parties.

    16.4 Discovery.

     Each Party shall have the right to conduct discovery to the extent reasonably necessary for it to be able to present its case to the Arbitrator; provided that any disagreement between the Parties as to what constitutes reasonable discovery shall be resolved by the Arbitrator.

    16.5 Conduct of Arbitration Proceeding.

     The Arbitrator shall promptly conduct telephonic hearings to issue prompt rulings on any discovery disputes. Upon selection, the Arbitrator shall promptly establish a schedule for submitting briefs and supporting documents. The Arbitrator shall hold an oral hearing on the merits within sixty (60) days of being selected. If and to the extent, but only to the extent, the arbitrated dispute involves payments of amounts owed by either Party to the other Party, financial indemnity obligations, or the amount of Purchaser’s Security requirements or Seller’s Security requirements, each Party shall, in advance of the hearing, exchange and submit to the Arbitrator their last best figure for the amount of such payment, indemnity or Security. The power of the Arbitrator shall be limited to choosing only one or the other of the figures submitted. The Arbitrator shall render a final decision within thirty (30) days of the conclusion of oral hearing on the merits. Each Party shall bear one-half of the costs of arbitration, and each Party shall bear its own attorneys’ fees and costs. The place of arbitration shall be Portland, Oregon.

     16.6 Arbitrator’s Award.

     The award rendered by the Arbitrator shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding the Dispute in question. The award may be enforced in accordance with the terms of this Agreement by any court having jurisdiction thereof. The Arbitrator, as applicable, may not grant or award consequential, incidental, punitive, exemplary, treble or indirect damages.

    16.7 Right to Seek Preliminary Judicial Relief.

     Nothing in this Article 16 shall preclude, or be construed to preclude, the resort by either Party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration pursuant to this Article 16.

ARTICLE 17
Miscellaneous Provisions

     17.1 Waiver.

     Except where expressly provided herein, the failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this Agreement, or to take advantage of any of its rights thereunder, shall not constitute a waiver or relinquishment of any such terms, conditions, or rights, but the same shall be and remain at all times in full force and effect. No provision of this Agreement shall be waived except in a writing signed by the waiving Party.

      17.2 Taxes.

                 (a) Seller shall be solely responsible for any and all present or future taxes relating to the construction, equipment procurement, ownership or leasing, operation or maintenance of the Exchange Resource, or any components or appurtenances thereof, and all ad valorem and other taxes attributable to the Exchange Resource, land, land rights or interests in land for the Exchange Resource. Purchaser shall be solely responsible for any and all present or future taxes (other than taxes on Seller’s net income) incurred by reason of the sale, purchase, delivery or receipt of the Entire Exchange Resource Output and Environmental Attributes by Purchaser, or incurred at and after the delivery of the Entire Exchange Resource Output to the Point of Delivery.

                 (b) The Parties shall cooperate to minimize tax exposure; however, neither Party shall be obligated to incur any financial burden to reduce taxes for which the other Party is responsible hereunder. All of the Entire Exchange Resource Output delivered by Seller to Purchaser hereunder shall be sales for resale, with Purchaser reselling such Entire Exchange Resource Output. Purchaser shall obtain and provide Seller with any certificates required by any Governmental Authority, or otherwise reasonably requested by Seller to evidence that the deliveries of the Entire Exchange Resource Output hereunder are sales for resale.

     17.3 Rate Changes.

                 (a) The terms and conditions and the rates for service specified in this Agreement shall remain in effect for the Term of the transaction described herein. Absent the Parties’ written agreement, this Agreement shall not be subject to change by application of either Party pursuant to Section 205 or 206 of the Federal Power Act.

                 (b) Absent the agreement of all Parties to the proposed change, the standard of review for changes to this Agreement, whether proposed by a Party, a non-party, or the FERC acting sua sponte, shall be the "public interest" standard of review set forth in United Gas Pipe Line v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956), or such other standard of review permissible to preserve the intent of the Parties pursuant to this Section 17.3 to uphold the sanctity of contracts without modification.

                 (c) Notwithstanding the forgoing, Purchaser is a non-jurisdictional entity pursuant to Section 201(f) of the Federal Power Act. Nothing contained herein shall be construed so as to confer upon the FERC jurisdiction over Purchaser where such jurisdiction would not otherwise exist.

     17.4 Disclaimer of Third-Party Beneficiary Rights.

     In executing this Agreement, Purchaser does not, nor should it be construed to, extend its credit or financial support for the benefit of any third parties lending money to or having other transactions with Seller. Other than as expressly provided herein with respect to the Project Lenders, nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any Person not a party to this Agreement.

    17.5 Relationship of the Parties.

                 (a) This Agreement shall not be interpreted to create an association, joint venture, or partnership between the Parties nor to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or act as an agent or representative of, the other Party.

                 (b) Seller shall be solely liable for the payment of all wages, taxes, and other costs related to the employment of Persons to perform Seller’s services, including all federal, state, and local income, social security, payroll, and employment taxes and statutorily mandated workers’ compensation coverage. None of the Persons employed by Seller shall be considered employees of Purchaser for any purpose, nor shall any person employed by Seller represent to any other Person that he or she is or shall become a Purchaser employee.

    17.6 Survival of Obligations.

     Cancellation, expiration, or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration, or termination, including, but not limited to, those rights of Purchaser described in Section 9.5(b) .

    17.7 Severability.

     In the event any of the terms, covenants, or conditions of this Agreement and its Exhibits, or the application of any such terms, covenants, or conditions, shall be held invalid, illegal, or unenforceable by any court or administrative body having jurisdiction, all other terms, covenants, and conditions of the Agreement and their application not adversely affected thereby shall remain in force and effect; provided, however, that Purchaser and Seller shall negotiate in good faith to attempt to implement an equitable adjustment in the provisions of this Agreement with a view toward effecting the purposes of this Agreement by replacing the provision that is held invalid, illegal, or unenforceable with a valid provision the economic effect of which comes as close as possible to that of the provision that has been found to be invalid, illegal or unenforceable.

    17.8 Complete Agreement; Amendments.

     The terms and provisions contained in this Agreement and in the Exchange Agreement constitute the entire agreement between Purchaser and Seller with respect to the subject matter hereof and shall supersede all previous communications, representations, or agreements, either verbal or written, between Purchaser and Seller with respect to the sale of Entire Exchange Resource Output or the Environmental Attributes. This Agreement may be amended, changed, modified, or altered, provided that such amendment, change, modification, or alteration shall be in writing and signed by both Parties hereto.

     17.9 Binding Effect.

     This Agreement, as it may be amended from time to time pursuant to this Article 17, shall be binding upon and inure to the benefit of the Parties hereto and their respective successors-in-interest, legal representatives, and assigns permitted hereunder.

    17.10 Headings.

     Captions and headings used in this Agreement are for ease of reference only and do not constitute a part of this Agreement.

     17.11 Counterparts.

     This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

     17.12 Governing Law.

     The interpretation and performance of this Agreement and each of its provisions shall be governed and construed in accordance with the laws of the State of Oregon without regard to its conflicts of laws provisions.

      17.13 Confidentiality.

     The pricing terms of this Agreement and any other sensitive business, commercial or financial information provided by either Party to the other Party pursuant to this Agreement and labeled "CONFIDENTIAL" will be utilized by the receiving Party solely in connection with the purposes of this Agreement and, to the extent allowed by law, will not be disclosed by the receiving Party to any third party, except with the providing Party’s consent, and upon request of the providing Party will be returned thereto, except that the receiving Party will not be obligated to return any such information contained in documents generated by the receiving Party that (1) reflect or refer to confidential information provided by the disclosing Party; and (2) are stored electronically for archival purposes only by the receiving Party. With respect to any such retained electronically stored confidential information, the receiving Party will continue to comply with the obligations of this Section 17.13. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that confidential information of the other Party may be disclosed to actual and prospective Project Lenders and other third parties as and solely to the extent necessary for Purchaser and Seller to finance and perform their obligations under this Agreement and the Financing Documents, and to actual and prospective purchasers of direct or indirect equity interests of Seller. To the extent that such disclosures are necessary, the Parties also agree that they will in disclosing the confidential information of the other Party seek to preserve the confidentiality of such disclosures, by requiring a party receiving confidential information to be bound by the terms of this Agreement applicable to such confidential information. This provision will not prevent either Party from providing the confidential information of the other Party to any Governmental Authority as required for obtaining any regulatory approval or making any filing contemplated by this Agreement, or as otherwise required by a Governmental Authority; provided that each Party agrees to cooperate with the other to maintain the confidentiality of the provisions of this Agreement by requesting confidential treatment with all filings to the extent appropriate and permitted by applicable law. Notwithstanding anything herein to the contrary, the Parties further acknowledge and agree that Purchaser is a governmental entity that is subject to the public records laws of the State of Oregon. If feasible, the disclosing Party will give prior written notice to the other Party of such demand for disclosure and will use all lawful and reasonable efforts to oppose or resist the requested disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality. Without limiting the foregoing, the pricing terms of this Agreement shall be considered the confidential information of both Seller and of Purchaser.

    17.14 Force Majeure.

     Neither Party shall be responsible or liable for any delay or failure in its performance under this Agreement, nor shall any delay, failure, or other occurrence or event become an Event of Default, to the extent such delay, failure, occurrence or event is caused by conditions or events of Force Majeure, provided that:

                 (a) the non-performing Party gives the other Party prompt written notice describing the particulars of the occurrence of the Force Majeure;

                 (b) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

                 (c) the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the Force Majeure; and

                 (d) when the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

Failure of a Party to comply with provisions (a) through (d) of this Section 17.14 shall create liability of such Party only to the extent the other Party was damaged by such failure. Except as otherwise expressly provided for in this Agreement, the existence of a condition or event of Force Majeure shall not relieve the Parties of their obligations under this Agreement to the extent that performance of such obligations is not precluded by the condition or event of Force Majeure.

     17.15 Forward Contract.

     This Agreement constitutes a "forward contract" within the meaning of the United States Bankruptcy Code, and Purchaser and Seller are "forward contract merchants" within the meaning of the United States Bankruptcy Code. Purchaser further agrees that Seller is not a “utility” as such term is used in 11 U.S.C. § 366, and Purchaser agrees not to assert the applicability of the provisions of 11 U.S.C. § 366 in any bankruptcy proceeding where Seller is a debtor. In any such proceeding, Purchaser further waives the right to assert that Seller is a provider of last resort to the extent such term relates to 11 U.S.C. § 366 or another provision of 11 U.S.C. §§101-1532.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

Seller:

U.S. Geothermal, Inc.

By: [signature]

Name: DANIEL KUNZ

Title: PRESIDENT

Purchaser:

Eugene Water & Electric Board

By: [signature]

Name: RANDY L. BERGGREN

Title: GENERAL MANAGER

-43-

Portlnd3-1596775.7 0099999-00001

IN WITNESS WHEREOF, the Parties have executed this Agreement.

Seller:

U.S. Geothermal, Inc.

By:

Name:

Title:

Purchaser:

Eugene Water & Electric Board

By:

Name:

Title:

EXHIBIT A
EXCHANGE RESOURCE

     The Exchange Resource is the Raft River Geothermal Power Plant, Unit 2 (“RRGPP-2”). The RRGPP-2 is expected to be an Ormat OEC™ water-cooled or air-cooled, closed-loop, Rankine-cycle geothermal power plant using pentane as the working fluid. The Exchange Resource is expected to include two Ormat turbines comprising one HP (high pressure) and one LP (low pressure) turbine coupled to a single generator with a gross nameplate rating of approximately 18 MW, and a generator voltage of 12.47 kV. Each turbine is expected to discharge to either a two-shell water-cooled condenser or a multitube air-cooled condenser and is expected to be fed by a two-shell vaporizer with a two-shell pre-heater and two feed pumps using geothermal fluid as the heat source. The HP turbine is expected to have a desuperheater/economizer between the turbine and the condenser. Cooling water, if used, is likely to be supplied by two circulating water pumps in the basin of a four-cell counterflow cooling tower. Power will be delivered to RREC on the high side of the 34.5 kV step-up transformer after station use through the Metering Point. The Exchange Resource will be protected by a fire water system comprising fire water pumps, pipes, monitors, and so on. Geothermal fluid will be delivered to the facility from three or more geothermal production wells. Residual geothermal fluid will be reinjected via three or more injection wells.

     The Exchange Resource may be located in Section 23, Township 15 South, Range 26 East, Cassia County, Idaho.

     An updated description of the Exchange Resource shall be provided as a revised Exhibit A when Seller provides notification to Purchaser of the issuance of a notice to proceed with construction of the Exchange Resource.

EXHIBIT B
EXCHANGE RESOURCE CONTRACT RATE, AND
ENVIRONMENTAL ATTRIBUTES CONTRACT RATE

A. Exchange Resource Contract Rate for Net Energy at the Point of Delivery

There shall be two pricing components to the Exchange Resource Contract Rate (ERCR), a Fixed Escalation Component and a Variable Escalation Component. Each of these two pricing components shall be based on a 2009 ERCR of fifty-five dollars and fourteen cents ($55.14) per MWh, which shall be adjusted for each subsequent calendar year as provided in the following formula, without regard to whether COD occurs in 2009 or in a later year:

ERCR = Fixed Escalation Component + Variable Escalation Component

1)	Fixed Escalation Component: The Fixed Escalation Component of the ERCR shall be determined as follows:

For the calendar year in which the COD occurs (“YCOD”) and for the next thirteen (13) calendar years thereafter, the Fixed Escalation Component Price of the ERCR shall be seventy-five percent (75%) of the 2009 Contract Rate, escalated at two and three tenths percent (2.3%) per year for each calendar year after 2009. Mathematically, the Fixed Escalation Component of the ERCR for any calendar year, 20XX, is represented by:

Fixed Escalation Component of the ERCR = 75% * $55.14 * (1.023 [20XX – 2009])

b. For the 14th full calendar year after the calendar year in which the COD occurred, the Fixed Escalation Component Price of the ERCR shall escalate at seven tenths of a percent (0.7%) from the Fixed Escalation Component of the ERCR of the 13th full calendar year. Each calendar year thereafter, the Fixed Escalation Component of the ERCR shall escalate at the same seven tenths of a percent (0.7%) per year over the previous rate. Mathematically, the Fixed Escalation Component of the ERCR for any calendar year (20YY) beginning with the fourteenth (14th) full calendar year after COD is represented by:

Fixed Escalation Component of the ERCR =75% x $55.14 x (1.023 [YCOD – 2009 + 13] x [1.007 [20YY – 13 – YCOD])

c. Table Ex-B-1 summarizes the Fixed Escalation Component of the ERCR.

2)	Variable Escalation Component: The Variable Escalation Component of the ERCR for net energy delivered shall be determined as follows for each year of the Term:

a. The Variable Escalation Component of the ERCR shall be twenty-five percent (25%) of the 2009 Contract Rate multiplied by the Escalation Index (“EI”) for the current calendar year (20ZZ). Mathematically, the first-year Variable Escalation Component of the ERCR is represented by:

Variable Escalation Component Price =25% * $55.14 * EI20ZZ

3)	Calculation of Escalation Index: The Escalation Index shall use the Consumer Price Index. The Consumer Price Index Category/Subcategory is:

1. U.S. All Cities 2. All Items 3. Index reference: 1967=100 4. Identifying number: CUUR0000AA0 5. On 1/23/08, the index was available at http://data.bls.gov/cgi-bin/surveymost?cu

a. The EI for each calendar year shall be the Consumer Price Index for September of the preceding year, divided by the Consumer Price Index for September 2008.

c. If (a) the method of calculating the Consumer Price Index is changed or (b) the Consumer Price Index is abandoned, the Parties shall provide for a substitute or adjusted EI, as needed to restore the measure of escalation provided for use in the Variable Escalation Component Price.

An illustrative EI calculation is set out in Table Ex-B-4.

B. Contract Rate for Environmental Attributes for Net Energy at the Point of Delivery

The Environmental Attributes Contract Rate for net energy delivered to the Point of Delivery shall be as follows:

1)

First Five Years: For the period beginning at 0000 hours on the Commercial Operation Date and ending at 2400 hours on the fifth (5th ) anniversary of the Commercial Operation Date, the Environmental Attributes Contract Rate for each MWh of net energy delivered to the Point of Delivery shall be six dollars and fifty cents ($6.50) per MWh.

2)	Remainder of the Term: For the period starting at 0000 hours on the fifth (5th ) anniversary of the Commercial Operation Date the Environmental Attributes Contract Rate for each MWh of net energy delivered to the Point of Delivery shall be based on a price of two dollars and sixty cents ($2.60) per MWh for calendar year 2015, escalated at four percent (4%) per annum for each calendar year beyond 2015. The price change shall be effective at 0000 hours on January 1 of each year. The Environmental Attributes Contract Rate specified in part 1) above for the first five years shall continue to be charged until the fifth (5th ) anniversary of the Commercial Operation Date, even if such anniversary does not occur until after 2015.

3)	Price Table for Environmental Attributes:

The Environmental Attributes Contract Rate for each year of the Term shall be as provided in Tables Ex-B-2 and Ex-B-3.

Table Ex-B-1: Fixed Component of Exchange Resource ContractRate
Column A	=	Contract Event or Full Calendar Year
Column B	=	Escalation Rate for the Year
Column C	=	Fixed Escalation Component of the Exchange Resource Contract Rate

Year	A	B	C	A	B	C	A	B	C	A	B	C	A	B	C
	For COD in 2009			For COD in 2010			For COD in 2011			For COD in 2012			For COD in 2013
2009	COD		$41.36
2010	1	2.3%	$42.31	COD		$42.31
2011	2	2.3%	$43.28	1	2.3%	$43.28	COD		$43.28
2012	3	2.3%	$44.27	2	2.3%	$44.27	1	2.3%	$44.27	COD		$44.27
2013	4	2.3%	$45.29	3	2.3%	$45.29	2	2.3%	$45.29	1	2.3%	$45.29	COD		$45.29
2014	5	2.3%	$46.33	4	2.3%	$46.33	3	2.3%	$46.33	2	2.3%	$46.33	1	2.3%	$46.33
2015	6	2.3%	$47.40	5	2.3%	$47.40	4	2.3%	$47.40	3	2.3%	$47.40	2	2.3%	$47.40
2016	7	2.3%	$48.49	6	2.3%	$48.49	5	2.3%	$48.49	4	2.3%	$48.49	3	2.3%	$48.49
2017	8	2.3%	$49.61	7	2.3%	$49.61	6	2.3%	$49.61	5	2.3%	$49.61	4	2.3%	$49.61
2018	9	2.3%	$50.75	8	2.3%	$50.75	7	2.3%	$50.75	6	2.3%	$50.75	5	2.3%	$50.75
2019	10	2.3%	$51.91	9	2.3%	$51.91	8	2.3%	$51.91	7	2.3%	$51.91	6	2.3%	$51.91
2020	11	2.3%	$53.11	10	2.3%	$53.11	9	2.3%	$53.11	8	2.3%	$53.11	7	2.3%	$53.11
2021	12	2.3%	$54.33	11	2.3%	$54.33	10	2.3%	$54.33	9	2.3%	$54.33	8	2.3%	$54.33
2022	13	2.3%	$55.58	12	2.3%	$55.58	11	2.3%	$55.58	10	2.3%	$55.58	9	2.3%	$55.58
2023	14	0.7%	$55.97	13	2.3%	$56.86	12	2.3%	$56.86	11	2.3%	$56.86	10	2.3%	$56.86
2024	15	0.7%	$56.36	14	0.7%	$57.26	13	2.3%	$58.17	12	2.3%	$58.17	11	2.3%	$58.17
2025	16	0.7%	$56.75	15	0.7%	$57.66	14	0.7%	$58.57	13	2.3%	$59.50	12	2.3%	$59.50
2026	17	0.7%	$57.15	16	0.7%	$58.06	15	0.7%	$58.98	14	0.7%	$59.92	13	2.3%	$60.87
2027	18	0.7%	$57.55	17	0.7%	$58.47	16	0.7%	$59.40	15	0.7%	$60.34	14	0.7%	$61.30
2028	19	0.7%	$57.95	18	0.7%	$58.88	17	0.7%	$59.81	16	0.7%	$60.76	15	0.7%	$61.73
2029	20	0.7%	$58.36	19	0.7%	$59.29	18	0.7%	$60.23	17	0.7%	$61.19	16	0.7%	$62.16
2030	21	0.7%	$58.77	20	0.7%	$59.70	19	0.7%	$60.65	18	0.7%	$61.61	17	0.7%	$62.59
2031	22	0.7%	$59.18	21	0.7%	$60.12	20	0.7%	$61.08	19	0.7%	$62.05	18	0.7%	$63.03
2032	23	0.7%	$59.59	22	0.7%	$60.54	21	0.7%	$61.50	20	0.7%	$62.48	19	0.7%	$63.47
2033	24	0.7%	$60.01	23	0.7%	$60.97	22	0.7%	$61.93	21	0.7%	$62.92	20	0.7%	$63.92
2034	Term	0.7%	$60.43	24	0.7%	$61.39	23	0.7%	$62.37	22	0.7%	$63.36	21	0.7%	$64.36
2035				Term	0.7%	$61.82	24	0.7%	$62.80	23	0.7%	$63.80	22	0.7%	$64.82
2036							Term	0.7%	$63.24	24	0.7%	$64.25	23	0.7%	$65.27
2037										Term	0.7%	$64.70	24	0.7%	$65.73
2038													Term	0.7%	$66.19

Table Ex-B-1 may be extended, using the same escalation rates, as required.

Table Ex-B-2: Environmental Attributes Contract Rate

Contract Period	Environmental Attributes Price
For first 5 Years after COD	$6.50
From 5th anniversary of COD to Term	Look up in Table Ex-B-3

Table Ex-B-3: Calendar Year vs. Environmental Attributes
Contract Rate Cross-Reference

(For all Environmental Attributes delivered after the 5th anniversary of the COD)

Calendar Year	Contract Rate	Calendar Year	Contract Rate	Calendar Year	Contract Rate
2015	$2.60	2025	$3.85	2035	$5.70
2016	$2.70	2026	$4.00	2036	$5.92
2017	$2.81	2027	$4.16	2037	$6.16
2018	$2.92	2028	$4.33	2038	$6.41
2019	$3.04	2029	$4.50	2039	$6.66
2020	$3.16	2030	$4.68	2040	$6.93
2021	$3.29	2031	$4.87	2041	$7.21
2022	$3.42	2032	$5.06	2042	$7.50
2023	$3.56	2033	$5.27	2043	$7.80
2024	$3.70	2034	$5.48	2044	$8.11

Table Ex-B-3 may be extended, using the same escalation rate, as required.

Table Ex-B-4: Example Variable Escalation Index Calculation

	Hypothetical values
Index Component	in 2009	in year 20ZZ	New EI
CPI, Index # CUUR0000AA0	640	663.2	1.036

"a" =	EI for year 20ZZ =		1.036

"b" =	2009 Price (per contract) =		$55.14

"c" =	Amount subject to variable escalation index =		25%

"d" =	Variable Escalation Component in year 20ZZ =		$14.28
	(calculated as "d" = "a" * "b" * "c")

EXHIBIT C
INSURANCE COVERAGE REQUIREMENTS

During the Term of this Agreement, Seller shall secure and continuously carry the following insurance coverage:

                 (a) Workers’ compensation insurance for all its employees engaged in work under this Agreement in accordance with statutory requirements.

                 (b) Comprehensive general liability insurance (including coverage for bodily injury and death, property damage, independent contractors, products and completed operations) with limits equal to one million dollars ($1,000,000), each occurrence, combined single limit. The deductible for such insurance shall be consistent with current insurance industry utility practices for similar property.

                 (c) Excess/umbrella liability insurance with limits not less than five million dollars ($5,000,000).

                 (d) If the Seller, in its sole discretion, elects to obtain boiler and machinery insurance, property insurance or business interruption insurance, the coverages and deductible shall be additionally declared on the annual insurance certification as required in Section 11.1.

All of the insurance coverages specified in this Exhibit C shall be placed with insurance companies with an A.M. Best rating of A- or better.

EXHIBIT D
CONSENT AND ASSIGNMENT TERMS

CONSENT AND AGREEMENT

     This CONSENT AND AGREEMENT (this "Consent") is entered into as of __________, _____, among _________, a _________("Purchaser"), and _________, a _________("Assignor"), for the benefit of _________, in its capacity as security agent for the Secured Parties described in the Security Agreement referred to below (in such capacity, "Agent").

R E C I T A L S

     WHEREAS, Assignor has entered into that certain Financing Agreement, dated as of ___________, ____, among Assignor, Agent and the Lenders from time to time parties thereto (collectively, the "Lenders") (as amended, modified and supplemented from time to time, the "Financing Agreement");

     WHEREAS, Assignor and Purchaser entered into that certain Power Purchase Agreement, dated as of __________, ____ (as amended, modified, and supplemented from time to time in accordance with the terms hereof, the "Power Purchase Agreement");

    WHEREAS, as security for all obligations of the Assignor under the Financing Agreement pursuant to that certain Security Agreement, dated as of ___________, ____ (as amended, modified and supplemented from time to time, the "Security Agreement"), Assignor has granted to the Agent, for the benefit of the Agent and the secured parties under the Financing Documents (the "Secured Parties"), a first-priority security interest in all of Assignor’s right, title and interest in, to, and under the Power Purchase Agreement (such rights, the "Assigned Rights"); and

     WHEREAS, it is a requirement of the Financing Agreement that Purchaser has executed this Consent.

AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                 1. Definitions. Unless otherwise defined herein, capitalized terms used in this Consent have the meanings ascribed to them in the Power Purchase Agreement. In addition, the following terms have the meanings set forth below with respect to each term:

       "Secured Obligations" means, collectively: all obligations and liabilities of Assignor with respect to (a) the principal of and interest on all loans made under theFinancing Agreement; (b) all other amounts due and to become due to the Agent, the Lenders, or any other financing parties, whether those amounts are due or to become due under the Financing Documents or any other document contemplated thereby, including, without limitation, the expenses, indemnities, and interest that would accrue on any of the foregoing; and (c) the performance and observance of all of the covenants and agreements made by Assignor under and in connection with the Financing Documents.

2.	Consent Assigment.

                 (a) Purchaser hereby consents to the assignment (pursuant to the Security Agreement) by Assignor to the Agent for the benefit of the Secured Parties of the Assigned Rights as collateral security for the performance of the Secured Obligations (the "Assignment"), and agrees that the Agent (and the other Secured Parties) is not, and does not become, liable for the performance or observance of any of the obligations or duties of Assignor under the Power Purchase Agreement, and that the Agent (nor the other Secured Parties) is not, and does not become, liable to perform or observe any obligations or duties owing to Purchaser, in either case solely by reason of the Assignment, except as otherwise expressly provided in this Consent;

                 (b) Each of Assignor and Purchaser hereby agrees that, upon Purchaser’s receipt of a written notice from the Agent of an event of default under the Financing Agreement (an "Event of Default"), the Agent has the right to make all demands that Assignor is entitled to make, give all notices that Assignor is entitled to give, take all actions that Assignor is entitled to take, and exercise all other rights of Assignor under the Power Purchase Agreement; and

                 (c) Purchaser acknowledges and agrees that it shall not consent to any further assignment, transfer, pledge or hypothecation of the Assigned Rights by Assignor without the prior written consent of the Agent.

3.	Representations and Warranties.

                 (a) Assignor hereby represents and warrants to the Purchaser that (A) Assignor has the full power and authority (1) to execute, deliver, and perform this Consent, (2) to carry out the transactions contemplated hereby, and (3) to carry on its business as presently conducted; (B) the execution and delivery of this Consent by Assignor and the carrying out by Assignor of the transactions contemplated hereby have been duly authorized by all requisite corporate action; (C) this Consent has been duly executed and delivered by Assignor and constitutes the legal, valid, and binding obligation of Assignor, enforceable against it in accordance with the terms hereof, subject, as to enforceability, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity; (D) all authorizations, consents, approvals, or orders of, notices, reports or applications to, or registrations, qualifications, declarations, or filings with, any governmental authority, required for the execution, delivery, and performance by Assignor of this Consent or the carrying out by Assignor of the transactions contemplated hereby, have been obtained and are in full force and effect; and (E) none of (1) the execution, delivery, and performance by Assignor of this Consent, (2) the compliance with the terms and provisions hereof, and (3) the carrying out of the transactions contemplated hereby, conflicts with, or results in a breach or violation of any of, the terms, conditions, or provisions of any applicable law, governmental rule, protocol, or regulation, any applicable order, writ, injunction, judgment, or decree of any court or governmental authority against Assignor or by which it or any of its properties is bound, or conflicts or will conflict with or results in a breach or violation of any of the terms, conditions or provisions of any material loan agreement, indenture, mortgage, bond, note, resolution, contract, the organizational documents, as amended, of Assignor or other agreement or instrument to which Assignor is a party or by which it or any of its properties is bound.

                 (b) Purchaser hereby represents and warrants to the Agent, for the benefit of the Secured Parties, and the Assignor that (A) Purchaser has the full power and authority (1) to execute, deliver, and perform this Consent, (2) to carry out the transactions contemplated hereby, and (3) to carry on its business as presently conducted; (B) the execution and delivery of this Consent by Purchaser and the carrying out by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite municipal action; (C) this Consent has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against it in accordance with the terms hereof, subject, as to enforceability, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity; (D) all authorizations, consents, approvals, or orders of, notices, reports or applications to, or registrations, qualifications, declarations, or filings with, any governmental authority, required for the execution, delivery, and performance by Purchaser of this Consent or the carrying out by Purchaser of the transactions contemplated hereby, have been obtained and are in full force and effect; and (E) none of (1) the execution, delivery, and performance by Purchaser of this Consent, (2) the compliance with the terms and provisions hereof, and (3) the carrying out of the transactions contemplated hereby, conflicts with, or results in a breach or violation of any of, the terms, conditions, or provisions of any applicable law, governmental rule, protocol, or regulation, any applicable order, writ, injunction, judgment, or decree of any court or governmental authority against Purchaser or by which it or any of its properties is bound, or conflicts or will conflict with or results in a breach or violation of any of the terms, conditions or provisions of any material loan agreement, indenture, mortgage, bond, note, resolution, contract, the organizational documents, as amended, of Purchaser or other agreement or instrument to which Purchaser is a party or by which it or any of its properties is bound.

                 (c) Purchaser further represents and warrants to the Agent, for the benefit of the Secured Parties that (A) the Power Purchase Agreement is unmodified and is in full force and effect and neither a default by Purchaser nor, to the best of its knowledge, a default or breach of a representation or warranty by Assignor, exists and is continuing under the Power Purchase Agreement; (B) as of the date hereof, the Assignor has complied with the requirements of Section 10.1, "Seller’s Security Requirements," of the Power Purchase Agreement and has provided security in form and substance acceptable to Purchaser ("Security") and to date no draws have been made under such Security; (C) to the best of its knowledge after giving effect to the consent by Purchaser contained herein to the Assignment, and recognizing that Assignor has continuing and additional obligations to perform after the date of this Consent, and except as set forth in Article 9, "Conditions Precedent," of the Power Purchase Agreement, there exists no present event or condition that would enable either Purchaser or Assignor to terminate or suspend its obligations under the Power Purchase Agreement; (D) except for the Assignment, Purchaser has no notice of any assignment relative to any right, title, and interest of Assignor in, to and under the Power Purchase Agreement; (E) the Power Purchase Agreement and the instruments and documents referred to therein constitute the only agreements between Purchaser and Assignor with respect to the matters and interests described therein; (F) there are no proceedings pending or, to its knowledge, threatened against or affecting Purchaser in any court or by or before any governmental authority or arbitration board or tribunal that could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under the Power Purchase Agreement or this Consent; and (G) as of the date of this Consent all amounts due and owing to Purchaser by Assignor, if any, under the Power Purchase Agreement have been paid in full when due by Assignor.

        4. Rights of the Secured Parties. Except as otherwise provided in this Consent, each of Purchaser and Assignor agrees that the Secured Parties, so long as any Secured Obligations remains outstanding, have the following rights with respect to the Power Purchase Agreement:

                 (a) Assignment, Amendments, Etc. (i) No assignment by Purchaser or Assignor of its obligations under the Power Purchase Agreement is effective unless (A) such assignment complies with the Power Purchase Agreement, and (B) Purchaser or Assignor, as applicable, receives the prior written consent of Agent with respect to such assignment; (ii) no waiver, amendment, consent, or other modification of the Power Purchase Agreement by Purchaser or Assignor, as applicable, is effective without the prior written approval of the Agent (except for any waiver, amendment, and/or consent that is of a routine, ministerial or administrative nature or that is required by law or by any governmental authority); (iii) Purchaser and Assignor may not cancel the Power Purchase Agreement without the prior written consent of the Agent; and (iv) Purchaser may not terminate the Power Purchase Agreement in violation of the terms of this Consent.

                 (b) Performance of Assignor’s Obligations. If the Agent provides Purchaser with written notice of an Event of Default by Assignor, then, following Purchaser’s receipt of such notice, the Agent or any of the other Secured Parties may, but have no obligation to, perform one or more of the obligations of Assignor under the Power Purchase Agreement, and Purchaser will accept such performance, if otherwise in accordance with the terms of the Power Purchase Agreement and this Consent, in lieu of performance by Assignor, and in satisfaction of that obligation or those obligations of Assignor under the Power Purchase Agreement.

In the event that the Secured Parties exercise any right under the Financing Agreement to assume possession and control of the Exchange Resource or to obtain the appointment of a receiver or similar party to assume possession and control of the Exchange Resource prior to or pending a foreclosure, the Secured Parties shall cause the Exchange Resource to be operated by their designee.

                 (c) Copies of Notices Under the Power Purchase Agreement and Draws Under the Security. Purchaser shall send the Agent copies of any written notice related to a default or potential default furnished to Assignor under the Power Purchase Agreement and any written notice of drawings made under the Security (hereinafter called a "Notice"), such Notice to be given to the Agent in accordance with Section 7 hereof; provided, however, that failure of Purchaser to provide any such Notice to Agent is not a breach of this Consent.

                 (d) Cure Rights. Subject to the terms of this Consent, the Secured Parties have the right, but not the obligation, to cure the defaults listed in any Notice that are capable of being cured. The Power Purchase Agreement may not be terminated automatically or terminated by Purchaser if the Secured Parties cure any default listed in any Notice within the Secured Parties’ cure period, which is the same length as the cure period afforded to Assignor under the Power Purchase Agreement with respect to such event and which starts on the later of (i) the same date that the Assignor’s cure period expires under the Power Purchase Agreement or (ii) the date that the Agent receives such Notice that lists the default or defaults of the Assignor under the Power Purchase Agreement. With respect to any defaults by Assignor under the Power Purchase Agreement that cannot be cured by any Person other than Assignor, as the owner of the Exchange Resource that is in control of the Exchange Resource, if the Secured Parties declare an Event of Default and commence foreclosure proceedings or other proceedings to take possession of the Exchange Resource, then, so long as the Secured Parties are diligently pursuing such proceedings, the Secured Parties will be allowed such additional period as is necessary to complete such proceedings in which to cure the existing defaults under the Power Purchase Agreement and the cure period provided to the Secured Parties under this Consent does not begin until such proceedings are completed.

                 (e) Consent to Transfer; Continuation of Agreements.

                 (i) Subject to the conditions and limitations contained herein (including without limitation paragraph (ii) immediately below), Purchaser consents to the transfer of Assignor’s interest in the Exchange Resource to the Agent or any other Secured Party, or their designee or to a purchaser or grantee at a foreclosure sale (collectively, a "Transferee"), by judicial or nonjudicial foreclosure and sale, by a conveyance by Assignor in lieu of foreclosure, by a plan of liquidation in bankruptcy, or otherwise, and agrees that upon such transfer of the Exchange Resource, Purchaser shall recognize the Transferee as the "Seller" under the Power Purchase Agreement. Agent and Secured Parties shall cause the Power Purchase Agreement to be conveyed and transferred to the Transferee at the time of the transfer of the Exchange Resource and shall cause Transferee to assume and to agree to be bound by all the terms and provisions of the Power Purchase Agreement, which remains in full force and effect in accordance with its terms. Agent and Secured Parties shall identify the Transferee in a written notice to Purchaser on or before the effective date of the transfer and shall furnish Purchaser with the Transferee’s written agreement to assume and to agree to be bound by all the terms and provisions of the Power Purchase Agreement.

                 (ii) Upon acquisition of the Exchange Resource pursuant to paragraph (i) above, unless Purchaser notifies the Transferee to the contrary, the Transferee shall (A) cure within the relevant cure period established in the Power Purchase Agreement, as modified by Section 4(d) above, all defaults of Assignor that are then existing under the Power Purchase Agreement and that are capable of being cured at the time of such transfer; and (B) assume and perform all other obligations of Assignor under the Power Purchase Agreement arising on or after the date of such transfer to the Transferee.

     5. Replacement Agreements. If the Power Purchase Agreement is rejected or terminated as a result of any bankruptcy or insolvency proceeding involving Assignor, and the Agent, within sixty (60) days after such rejection or termination, certifies in writing to Purchaser that it or its Transferee intends to perform and is capable of performing the obligations of Assignor arising after the date of such certification as and to the extent required under such Power Purchase Agreement, Purchaser shall execute and deliver to Agent or its Transferee a new agreement (a "Replacement Agreement"), which must be for the balance of the remaining term under such rejected or terminated Power Purchase Agreement. The Replacement Agreement must contain the same conditions, agreements, terms, provisions and limitations as the original Power Purchase Agreement (except for any requirements that have been fulfilled by Assignor and Purchaser prior to such rejection or termination), and except that in the Replacement Agreement Agent or its Transferee will be substituted where the Seller appears in the Power Purchase Agreement.

     6. Purchaser’s Reliance on Written Notices by Agent. Assignor agrees that Purchaser is entitled to rely on the written instructions of an agent or other representative of the Agent concerning the existence and continuation of an Event of Default or on whether the Secured Obligations have been fully paid or not, and that Purchaser may make payments that are due to Assignor directly to the Agent upon the written instructions of the Agent to do so. Assignor waives any claims that it has or may have against Purchaser based upon the good-faith reliance by them on such written instructions.

     7. Notices. Any communications between the parties hereto or written notices provided herein to be given may be given to the addresses set forth in the table below. All written notices to be given under this Consent must be in writing and must be (i) delivered personally, (ii) sent by certified or registered first-class mail, postage prepaid, return receipt requested, (iii) sent by a recognized courier service, with delivery receipt requested, or (iv) sent by facsimile transmission to the intended recipient at its address set forth below, unless the recipient has given written notice of another address for receipt of written notices. All written notices sent hereunder are deemed to have been given when transmitted by facsimile (with the receipt confirmation) or personally delivered or, in the case of a written notice mailed or sent by courier, upon receipt, at the address provided for herein; provided, however, if such notice is given after the close of business on a Business Day of the receiving party, or on a day on which the receiving party is not open for business, such notice must be deemed to have been given on the next following Business Day.

If to Purchaser:

If to Agent:

If to Assignor:

     8. Arrangements Regarding Payments. Purchaser agrees, from and after the date of this Consent, to make all payments (if any) to be made by it to Assignor under the Power Purchase Agreement, in immediately available funds, directly to the Agent on behalf of the Secured Parties for deposit into the following account maintained by the Agent:

                 Account:
                 ABA Account No.
                 Account Name:
                 Beneficiary:
                 Attention:

or to such other Person and/or at such other address as the Agent may from time to time specify by notice in writing to Purchaser (with a copy to Assignor), and must be accompanied by a statement from Purchaser stating that such payments are made under the Power Purchase Agreement. Assignor acknowledges that made under the Power Purchase Agreement to the Agent as provided herein shall constitute payments to Assignor under the Power Purchase Agreement. In the event of a dispute regarding the right of the Agent to receive payments made by Purchaser under the Power Purchase Agreement, Purchaser has the right to interplead such payments for a judicial determination of rights to such payments.

    9. Miscellaneous.

                 (a) Separate Counterparts; Amendments; Waiver. This Consent may be executed in separate counterparts, each of which when so executed and delivered is an original but all such counterparts constitute one and the same instrument. Until termination as to the respective party, neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by Purchaser, Assignor, and the Agent.

                 (b) Severability of Provisions. Any provision of this Consent that is prohibited or unenforceable is ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

                 (c) Successors and Assigns. This Consent is binding upon and inures to the benefit of Purchaser and its permitted successors and assigns, Assignor and its permitted successors and assigns, the Agent and the other Secured Parties and its or their permitted successors and assigns.

                 (d) Governing Law; Venue. THIS CONSENT MUST BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, PROVIDED; HOWEVER, THAT PURCHASER’S AUTHORITY TO EXECUTE AND PERFORM ITS OBLIGATIONS HEREUNDER IS FURNISHED AND GOVERNED BY OREGON LAW. PURCHASER, ASSIGNOR, AND AGENT HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN OF NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONSENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. PURCHASER, ASSIGNOR, AND AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                 (e) Further Assurances. Each of the parties hereto agrees to execute and deliver all such instruments and take all such action as may be reasonably necessary to effectuate the purposes of this Consent.

                 (f) Obligations Absolute and Unconditional; Termination. Except as otherwise provided herein, and until termination as to the respective party, the obligations of the parties hereunder are absolute and unconditional. No termination, amendment, variation or waiver of any provisions of this Consent is effective unless in writing and signed by the Purchaser, the Agent, and the Assignor; provided that all rights and obligations of the Agent and the Secured Parties hereunder terminate upon payment in full of the obligations of Assignor under the Financing Documents without the requirement for any such writing. The Agent shall promptly notify Purchaser in writing of the payment in full of the Secured Obligations.

                 (g) Failure in Exercise. Except as contemplated in Section 4 hereof, no failure on the part of any party to exercise and no delay in exercising, any right under this Consent operates as a waiver of such right, nor does any single or partial exercise of any right under this Consent preclude any further exercise of such right or the exercise of any other right. Except to the extent inconsistent with the terms hereof, the rights, remedies, powers and privileges provided in this Consent are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Consent to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

[Purchaser]

By:
Title:
Name:

[Assignor]

By:
Title:
Name:

[Agent]

By:
Title:
Name:

By:
Title:
Name:

EXHIBIT E
COMMERCIAL OPERATION TESTS

The Commercial Operation Tests that shall be completed by Seller prior to the Commercial Operation Date, per Section 3.3, are as provided below and shall be signed off as having been completed by Seller prior to the COD.

1.	Synchronization Test: The Exchange Resource shall be synchronized to the electrical grid for one hour and successfully separated from the electrical grid.

2.	Load Rejection Test: The turbine shall be operated at as high a gross generation as it is possible to achieve using the available Geothermal Resource, shall be tripped, and shall shut down safely.

3.	Reliability Test: The power plant shall operate for forty-eight (48) hours without a trip originating from the Exchange Resource.

EXHIBIT F
GEOTHERMAL LAND PROPERTIES

[This exhibit will be completed as part of the Confirmation of Sufficient Resources under Section 3.1]

EXHIBIT G
FORM OF GUARANTY

SAMPLE FORM OF GUARANTY

     ____________ __, 200_
     Eugene Water & Electric Board
     Address

     Fax: _________________

     Ladies and Gentlemen:

     The ____________________ (the “Guarantor”), a corporation duly organized under the laws of the State of ______________, is the ____________ of [Name of Company of Seller], a limited liability company duly organized under the laws of the State of _________ (the “Seller”). Guarantor understands and acknowledges that EWEB, a municipal utility organized and existing under the laws of the State of Oregon (“Purchaser”), has entered into that certain Power Purchase and Sale Agreement between the Seller and Purchaser dated as of the effective date hereof (the “Power Purchase Agreement”) and that this Guaranty is being used as Security pursuant to Section 10.4 of the Power Purchase Agreement. For value received, and under the provisions of the Power Purchase Agreement, Guarantor hereby unconditionally and, subject to the provisions of the fifth and sixth paragraphs hereof, irrevocably guarantees the prompt and complete payment as and when due, whether by acceleration or otherwise, of the payment obligations, whether now in existence or hereafter arising, under the Power Purchase Agreement (which guaranty, along with the other terms and conditions set forth herein, is hereafter referred to as the “Guaranty”). Guarantor warrants that as of the date set forth above, it satisfies the definition and requirements of a “Qualified Guarantor” as such term is defined in the Power Purchase Agreement. This Guaranty is one of payment and not of collection. Capitalized terms used but not defined in this Guaranty have the meaning given to them in the Power Purchase Agreement.

     The maximum aggregate liability of the Guarantor in respect of amounts claimed by Purchaser under or pursuant to this Guaranty shall at no time exceed an amount equal to [write the amount of Guaranty to be provided] (amount written as a number); provided, however, that Guarantor also guaranties payment in full (that is, without limitation as to amount) of any reasonable out-of-pocket legal fees, costs and/or expenses, whether at trial, on appeal or in any arbitration, by Purchaser in connection with prevailing in enforcing the terms of this Guaranty.

     The Guarantor hereby waives notice of acceptance of this Guaranty and notice of any obligation or liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any such obligation or liability, suit or the taking of other action by Purchaser against, and any other notice to, the Seller, the Guarantor or others.

     Purchaser may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder: (1) agree with the Seller to make any change in the terms of any obligation or liability of the Seller to Purchaser, including any modification or amendment to the Power Purchase Agreement, (2) take or fail to take any action of any kind in respect of any security for any obligation or liability of the Seller to Purchaser, (3) exercise or refrain from exercising any rights against the Seller or others, (4) fail to first take action against the Seller for amounts due under the Power Purchase Agreement, and/or (5) compromise or subordinate any obligation or liability of the Seller to Purchaser including any security therefor. Any other suretyship defenses are hereby waived by the Guarantor.

     This Guaranty shall terminate on the earlier to occur of (i) the substitution of an alternate form of Seller performance assurance in accordance with the Power Purchase Agreement; and (ii) the later of (A) the termination or expiration of the Power Purchase Agreement and (B) the satisfaction of all obligations of the Seller under the Power Purchase Agreement. Notwithstanding the foregoing, the Guarantor further agrees that if at any time payment, or any part thereof, of any of the obligations guaranteed hereunder is rescinded, is demanded to be returned and/or must otherwise be restored or returned by Purchaser in connection with the bankruptcy, insolvency, dissolution, reorganization or similar proceeding of the Seller, this Guaranty shall continue to be effective or be reinstated as the case may be; provided that this Guaranty may not be reinstated for any reason after its termination under clause (i) of this paragraph.

     Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of Purchaser, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Guarantor’s rights and obligations hereunder in whatever form the Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.

     So long as any payment owing to Purchaser under the Power Purchase Agreement or under this Guaranty is not promptly and completely paid as and when due, any indebtedness of Seller to Guarantor and any payment or distribution right held by Guarantor against the Seller shall be subordinated to the due and unpaid indebtedness to Purchaser. Guarantor shall have no right of subrogation until the Seller’s due and unpaid indebtedness to Purchaser is paid in full.

     This Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Guarantor and Purchaser with respect to the subject matter hereof. This Guaranty may not be modified except pursuant to a written instrument signed by Purchaser and Guarantor. The execution, delivery and performance of this Guaranty have been duly authorized by all requisite corporate action on the part of the Guarantor. The provisions of this Guaranty are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and shall not affect the validity or enforceability of any other clause or provision.

     THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OREGON WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. GUARANTOR AGREES TO THE EXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF OREGON, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTY.

Very truly yours, _________________________________________________
By: ______________________________________________
Authorized Officer